Exhibit 10.1

CONFIDENTIAL TREATMENT

LICENSE AND COLLABORATION AGREEMENT

By and Between

Dyax Corp.

And

Cubist Pharmaceuticals, Inc.,

*Confidential Treatment Requested.  Omitted portions filed with the Securities and Exchange Commission (the “Commission”).

EXECUTION COPY

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

i

ARTICLE V COMMERCIALIZATION		31
5.1	[]*	31
5.2	Advertising and Promotional Materials	31
5.3	Sales and Distribution	32
5.4	[]*	32
5.5	Treatment of []*	33
5.6	Recalls, Market Withdrawals or Corrective Actions	34

ARTICLE VI MANUFACTURE AND SUPPLY OF PRIMARY PRODUCT		35
6.1	Product Inventory	35
6.2	Supply of Drug Substance	35
6.3	Shortages	36
6.4	Role of []*	36
6.5	Step-In Rights	36
6.6	Contract Manufacturer Agreements. Dyax shall:	37
6.7	Transfer Price	37
6.8	Manufacturing Improvements	37
6.9	Commercial Supplier Selection; Process Development; Scale Up	38
6.10	Supply Agreement	39

ARTICLE VII FINANCIAL PROVISIONS		39
7.1	Upfront License Fee	39
7.2	Inventory Supply Fee	40
7.3	Development Milestones	40
7.4	Sales Milestones	41
7.5	Royalties	41
7.6	Royalty Reports and Payments	46
7.7	Audits	46
7.8	Tax Matters	47
7.9	United States Dollars	47
7.10	Currency Exchange	47
7.11	Blocked Payments	47
7.12	Late Payments	47

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

ARTICLE VIII INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION AND RELATED MATTERS		48
8.1	Ownership of Inventions	48
8.2	Prosecution and Maintenance of Patent Rights	49
8.3	Third Party Infringement	50
8.4	Claimed Infringement	53
8.5	Patent Term Extensions	53
8.6	Patent Marking	53
8.7	Trademarks	53

ARTICLE IX CO-PROMOTION RIGHTS		54
9.1	Exercise of Co-Promotion Option	54
9.2	Terms of Co-Promotion	55

ARTICLE X CONFIDENTIALITY AND PUBLICITY		56
10.1	Confidential Information	56
10.2	Related Party, Employee, Consultant and Advisor Obligations	57
10.3	Publicity	57
10.4	Publications	58

ARTICLE XI REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION		59
11.1	RCT	59
11.2	Representations of Validity and Authority	59
11.3	Consents	59
11.4	No Conflict	59
11.5	Enforceability	60
11.6	Legal Compliance	60
11.7	Additional Representations and Warranties of Dyax	60
11.8	No Warranties	64
11.9	Indemnification	64
11.10	No Consequential or Punitive Damages	66

ARTICLE XII TERM AND TERMINATION		67
12.1	Term	67
12.2	Termination Rights	67
12.3	Consequences of Termination	70

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

12.4	Survival	73

ARTICLE XIII FINAL DECISION-MAKING; DISPUTE RESOLUTION		73
13.1	Referral to Executive Officers	73
13.2	Final Decision-Making Authority Allocated to a Single Party	74
13.3	Arbitration	75

ARTICLE XIV MISCELLANEOUS		76
14.1	Choice of Law	76
14.2	Notices	76
14.3	Construction	77
14.4	Severability	77
14.5	Captions	77
14.6	Entire Agreement; Integration	78
14.7	Independent Contractors; No Agency	78
14.8	Submission to Jurisdiction	78
14.9	Assignment; Successors	78
14.10	Execution in Counterparts; Facsimile Signatures	78
14.11	Waiver	79
14.12	Performance by Affiliates	79
14.13	Force Majeure	79
14.14	Export Control	79
14.15	Costs	79
14.16	Counterparts	79

EXHIBIT A	Amino Acid Sequence of DX-88
EXHIBIT B	Existing Dyax Patent Rights
EXHIBIT C	Dyax Clinical Trials
EXHIBIT D	Agreements with Material Provisions
EXHIBIT E	Product Competitors
EXHIBIT F	Transferred Materials
EXHIBIT G	Ongoing Phase II Study Budget
EXHIBIT H	Form of Joint Press Release
EXHIBIT I	List of European Countries
EXHIBIT J	Existing Agreements with Financial Obligations
EXHIBIT K	Existing Patent Rights that were Filed Due to New Rules

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

LICENSE AND COLLABORATION AGREEMENT

This License and Collaboration Agreement (this “Agreement”) is made and effective as of April 23, 2008 (the “Effective Date”) by and between Dyax Corp., a Delaware corporation, with offices at 300 Technology Square, Cambridge, Massachusetts 02139, U.S.A. (“Dyax”) and Cubist Pharmaceuticals, Inc., a Delaware corporation, with offices at 65 Hayden Avenue, Lexington, Massachusetts 02421, U.S.A. (“Cubist”).

INTRODUCTION

WHEREAS, Dyax owns or controls certain patents, know-how and other rights related to its proprietary novel kallikrein inhibitors, including the compound known as DX-88 (ecallantide);

WHEREAS, Cubist is engaged in developing and commercializing biopharmaceuticals for the acute care environment;

WHEREAS, Cubist desires to obtain a license, under the know-how and intellectual property owned and controlled by Dyax, to develop and commercialize kallikrein inhibitors in the Field in the Cubist Territory (as such terms are defined herein); and

WHEREAS, on and subject to the terms and conditions set forth herein, Dyax is willing to grant Cubist a license, under the know-how and intellectual property owned and controlled by Dyax, to develop and commercialize Products and Cubist Products in the Field in the Cubist Territory (as such terms are defined herein).

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, Dyax and Cubist hereby agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

1.1           “Additional Indication License”.  Additional Indication License shall have the meaning given to it in Section 3.2(a).

1.2           “Additional Indication License Option”.  Additional Indication License Option shall have the meaning given to that term in Section 3.2(a).

1.3           “Additional Indication License Option Notice”.  Additional Indication License Option Notice shall have the meaning given to that term in Section 3.2(c).

1.4           “Affiliate”.  Affiliate shall mean with respect to any Party, any person controlling, controlled by or under common control with such Party.  For purposes of this Section 1.4, “control” shall mean (a) in the case of a person that is a corporate entity, direct or indirect

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors of such person and (b) in the case of a person that is an entity, but is not a corporate entity, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

1.5           “Alliance Manager”.  Alliance Manager shall have the meaning given to that term under Section 2.7.

1.6           “Applicable Law” means the laws, rules, and regulations, including any statutes, rules, regulations, guidelines, or other governmental requirements that may be in effect from time to time and apply to the activities contemplated by this Agreement.

1.7           “[]* Agreement”.  []* Agreement means the agreement by and between Dyax and []*, dated []*, as amended and in effect as of the Effective Date.

1.8           “Bankruptcy Code”.  Bankruptcy Code shall have the meaning given to that term in Section 12.2(c).

1.9           “Blocking Third Party Patent Rights”.  Blocking Third Party Patent Rights shall mean, with respect to any country in the Cubist Territory, on a country-by-country basis, Patent Rights in such country owned or controlled by a Third Party that Cover a Product in final form, without giving effect to any good faith filing or active prosecution requirements of any Valid Claim of such Patent Rights, set forth in Section 1.159(b).  For the avoidance of doubt, the Patent Rights licensed from []* by Dyax under the []* License Agreement and sublicensed to Cubist under this Agreement shall not constitute Blocking Third Party Patent Rights, unless any Patent Rights licensed from []* would constitute a “Blocking Third Party Patent Right” after Cubist begins []* in accordance with the terms of this Agreement.

1.10         “Breaching Party”.  Breaching Party shall have the meaning given to that term in Section 12.2(b)(i).

1.11         “Business Day”.  Business Day shall mean a day that is not a Saturday, Sunday or a day on which banking institutions in the Commonwealth of Massachusetts are authorized by law to remain closed.

1.12         “CABG”.  CABG shall have the meaning given to that term in Section 11.7(u).

1.13         “Calendar Quarter”.  Calendar Quarter shall mean each of the three-month periods ending on March 31, June 30, September 30 and December 31 of any year.

1.14         “Calendar Year”.  Calendar Year shall mean each twelve-month period ending on December 31st .

1.15         “Challenging Party”.  Challenging Party shall have the meaning given to that term in Section 12.2(d).

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

1.16         “Change of Control”.  Change of Control means with respect to a Party, (i) the acquisition of more than fifty percent (50%) of either (A) the then outstanding shares of common stock or (B) the combined voting power of the then outstanding voting securities of such Party entitled to vote generally in the election of directors; (ii) the individuals who, as of the Effective Date, constituted the board of directors of such Party (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, that any individual who becomes a member of such board of directors subsequent to the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors shall be treated as an Incumbent Director unless he or she assumed office as a result of an actual or threatened election contest with respect to the election or removal of directors; (iii) the consummation of a consolidation, merger or similar transaction or series of related transactions which results in the voting securities of such Party outstanding immediately prior thereto ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger or consolidation; (iv) the stockholders of such Party approve the complete liquidation or dissolution of such Party; or (v) the consummation of a sale or transfer of all or substantially all of such Party’s assets.

1.17         “cGCP” means current good clinical practices as defined in 21 CFR §§ 50, 54, 56, 312 and 314  (or in the case of foreign jurisdictions, comparable regulatory standards) as amended from time to time, the International Conference of Harmonization (ICH) E6 “Good Clinical Practice: Consolidated Guidance,” and in any successor regulation or any official guidance documents issued by an applicable Regulatory Authority.

1.18         “cGLP” means current good laboratory practice standards as defined in 21 CFR Part 58 (or in the case of foreign jurisdictions, comparable regulatory standards) as amended from time to time, and in any successor regulation or any official guidance documents issued by a Regulatory Authority.

1.19         “cGMP” means current good manufacturing practices as contained in 21 CFR Parts 210 and 211 (or in the case of foreign jurisdictions, comparable regulatory standards) as amended from time to time, and in any successor regulation or any official guidance documents issued by a Regulatory Authority.

1.20         “Clinical Study”.  Clinical Study shall mean a Phase I Clinical Study, Phase II Clinical Study, Phase III Clinical Study, Post-Approval Study or other clinical study or trial of a Product or Compound in humans, as applicable.

1.21         “Clinical Study Summary”.  Clinical Study Summary shall have the meaning given to that term under Section 4.3(a).

1.22         “Commercialization” or “Commercialize”.  Commercialization or Commercialize shall mean activities directed to obtaining pricing and reimbursement approvals, marketing, promoting, distributing, importing, exporting or selling a product, including conducting Post-Approval Studies.  Commercialization shall not include any activities related to Manufacturing.

1.23         “Commercial Supplier”.  Commercial Supplier has the meaning given to it in Section 6.9(a).

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

1.24         “Commercially Reasonable Efforts”.  Commercially Reasonable Efforts shall mean, with respect to a product and a Party, the carrying out by such Party of obligations with respect to the product in a commercially reasonable and diligent manner, using efforts not less than the efforts such Party devotes to a product of similar market potential, profit potential and strategic value, at a similar stage of its product life and based on conditions then prevailing including the safety and efficacy of the compound or product, the cost to Develop, Manufacture and Commercialize the product, the risks inherent in the Development, Manufacture and Commercialization of the product, the competitiveness of the marketplace, the proprietary position of the compound or product, the likelihood of obtaining Regulatory Approval for the product, the potential economic return from the product, and other technical, legal, scientific, medical or commercial factors that such Party deems in good faith to be relevant.

1.25         “Competing Product”.  Competing Product shall mean any pharmaceutical product, other than a Product, that is []*.

1.26         “Competitive Infringement”.  Competitive Infringement shall have the meaning given to that term under Section 8.3(b).

1.27         “Complaint”.  Complaint shall have the meaning given to that term in Section 4.7(a).

1.28         “Compound”.  Compound shall mean DX-88 and any other compound that has as a []*.

1.29         “Confidential Information”.  Confidential Information shall have the meaning given to that term under Section 10.1.

1.30         “Confidentiality Agreement”.  Confidentiality Agreement shall mean the Confidential Disclosure Agreement, dated as of June 5, 2007, by and between Cubist and Dyax.

1.31         “Control” or “Controlled”.  Control or Controlled shall mean, with respect to any intellectual property right or other intangible property, the possession (whether by license or ownership, or by control over an Affiliate having possession by license or ownership) by a Party, other than pursuant to this Agreement, of the ability to grant to the other Party access, ownership and/or a license or sublicense as provided herein without violating the terms of any agreement with any Third Party; []*:

(a)           []*, which shall be consistent with all terms and conditions of the relevant []*.

1.32         “Controlling Party”.  Controlling Party shall have the meaning given to that term in Section 8.2(a).

1.33         “Co-Promotion Agreement”.  Co-Promotion Agreement shall have the meaning given to that term in Section 9.2.

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

1.34         “Co-Promotion Option”.  Co-Promotion Option shall have the meaning given to that term in Section 9.1(a).

1.35         “Cost of Sales”.  Cost of Sales shall mean:  []*.

1.36         “Cover”, “Covering” or “Covered”.  Cover, Covering or Covered shall mean, with respect to a Compound, a Product or technology, that (a) in the absence of a license granted under a Valid Claim of an issued patent, the making, having made, use, offering for sale, sale, or importation of a Compound or Product, or the practice of such technology would infringe such Valid Claim, and (b) in the absence of a license granted under a Valid Claim of a patent application, the making, use, offering for sale, sale, or importation of a Compound or a Product or the practice of such technology would infringe such Valid Claim if such Valid Claim were to issue in a patent.  For the avoidance of doubt, and without limiting other applications of this definition, a Patent Right “Covers” a Product or Compound if the making, having made, use, offer for sale, sale or importation of such Product or Compound would, in the absence of a license granted under a Valid Claim of such Patent Right, infringe such Patent Right.

1.37         “Cross Field Sales”.  Cross Field Sales shall mean []*.

1.38         “Cubist-Branded Product”.  Cubist-Branded Product shall mean the Primary Product as branded, packaged and otherwise Commercialized by Cubist and/or its Related Parties for use in the Field in the Cubist Territory.

1.39         [Reserved]

1.40         “Cubist Improvements”.  Cubist Improvements shall mean all Cubist Intellectual Property that is conceived, developed or reduced to practice, by, or under the authority of, Cubist during the Term using or incorporating Dyax Intellectual Property.

1.41         “Cubist Indemnified Parties”.  Cubist Indemnified Parties shall have the meaning given to that term in Section 11.9(b).

1.42         “Cubist Intellectual Property”.  Cubist Intellectual Property shall mean Cubist Know-How and Cubist Patent Rights, collectively.

1.43         “Cubist Know-How”.  Cubist Know-How shall mean any Know-How that (a) []* is Controlled by Cubist or its Affiliates on the Effective Date []*, and (b) is []* for the Development, Manufacture and/or Commercialization of Products or Cubist Products as contemplated by this Agreement.  Cubist Know-How shall include Cubist Sole Inventions and Cubist’s rights in Joint Know-How.

1.44         “Cubist Patent Rights”.  Cubist Patent Rights shall mean Patent Rights, including Cubist’s rights in Joint Patent Rights, that (a) Cover Cubist Know-How and (b) are Controlled by Cubist on the Effective Date or []*.

1.45         “Cubist Product”.  Cubist Product means a []* that is being developed, manufactured or commercialized by Cubist or a Cubist Affiliate.

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

1.46         “Cubist Products Option”.  Cubist Products Option shall have the meaning given to that term in Section 3.4(b).

1.47         “Cubist Promotional Materials”.  Cubist Promotional Materials shall have the meaning given to that term in Section 5.2(a).

1.48         “Cubist Sole Inventions”.  Cubist Sole Inventions shall have the meaning given to that term under Section 8.1(a).

1.49         “Cubist Territory”.  Cubist Territory shall mean the United States, Canada, Mexico and Europe.

1.50         “Cubist Trademarks”.  Cubist Trademarks shall have the meaning given to that term under Section 8.7(b).

1.51         “Delivery Date”.  Delivery Date shall have the meaning given to that term in Section 6.2(b).

1.52         “Detail”.  Detail shall mean (a) for Indications appropriate and labeled for treatment of patients in a physician office practice environment, a face-to-face meeting, in an individual or group practice setting, between one or more target prescribers and a sales representative of a Party or its designee, during which information regarding a Product is communicated orally to the prescriber, and (b) for Indications appropriate and labeled for treatment of patients in hospitals, a face-to-face meeting, in a hospital setting, between one or more target physicians or surgeons and a sales representative of a Party or its designee, during which information regarding a Product is communicated orally to the physician or surgeon.

1.53         “Development” or “Develop”.  Development or Develop shall mean non-clinical and clinical research and drug development activities or uses, including toxicology, test method development and stability testing, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, Clinical Studies (other than Post-Approval Studies), regulatory affairs, and product approval and clinical study regulatory activities (excluding regulatory activities directed to obtaining pricing and reimbursement approvals), any other activities relating to developing the ability to Manufacture a Compound or Product, including bulk production and manufacturing process development until commencement of the Manufacture of Product intended for commercial sale, and any other activities related to obtaining Regulatory Approval for the Product.

1.54         “Drug Product”.  Drug Product shall mean the Primary Product filled into unit packages for final labeling and packaging for use in the Field.

1.55         “Drug Substance”.  Drug Substance shall mean DX-88 in bulk form manufactured for use as an active pharmaceutical ingredient, with or without excipients or diluents.

1.56         “DX-88”.  DX-88 shall mean the compound known as DX-88 (ecallantide) with the amino acid sequence described in Exhibit A.

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

1.57         “Drug Substance Manufacturing Process”.  Drug Substance Manufacturing Process shall mean the process used by Dyax or its contract manufacturer or Related Parties, as of the Effective Date, to Manufacture Drug Substance.

1.58         “Dyax-Branded Product”.  Dyax-Branded Product shall mean the Primary Product as branded, packaged and otherwise Commercialized by Dyax and/or its Related Parties for use in HAE or for an Other Hospital Indication.

1.59         “Dyax Field”.  Dyax Field shall mean the treatment of HAE, []*.  For the avoidance of doubt, the Dyax Field shall exclude the Field.

1.60         [Reserved]

1.61         “Dyax Indemnified Parties”.  Dyax Indemnified Parties shall have the meaning given to that term in Section 11.9(a).

1.62         “Dyax Intellectual Property”.  Dyax Intellectual Property shall mean Dyax Know-How and Dyax Patent Rights, collectively.

1.63         “Dyax Know-How”.  Dyax Know-How shall mean  any Know-How that (a) is Controlled by Dyax or its Affiliates on the Effective Date []*, and (b) is []* for the Development, Manufacture and/or Commercialization of a Product or Cubist Product as contemplated by this Agreement; provided, however, that Dyax Know-How shall not include any Know-How directly related to []*.  Dyax Know-How shall include Dyax Sole Inventions and Dyax’s rights in Joint Know-How.

1.64         “Dyax Net Sales”.  Dyax Net Sales shall mean, with respect to a Product or Cubist Product, the gross invoiced sales of such Product (other than the Primary Product) or Cubist Product by Dyax and its Related Parties in the Dyax Field in any country if such Product or Cubist Product is Covered by a Valid Claim of a Cubist Patent Right in such country or for which the Development, Manufacture or Commercialization made or makes use of Cubist Know-How, less the deductions set forth in Section 1.109(a).  The provisions of Sections 1.109(b) and (c) shall also apply to any such gross invoiced sales by Dyax and its Related Parties, as if such sales were Net Sales made by Cubist or its Related Parties.  When applying the provisions of Section 1.109 to determine Dyax Net Sales pursuant to this section, the term “Cubist” shall be replaced with the term  “Dyax.”

1.65         “Dyax Patent Rights”.  Dyax Patent Rights shall mean (a) the Existing Dyax Patent Rights, (b) Dyax’s rights in the Joint Patent Rights, (c) Patent Rights Controlled by Dyax that otherwise Cover Dyax Know-How and (d) Patent Rights Controlled by Dyax that Cover Cubist Products provided, however, that Dyax Patent Rights shall not include any Patent Rights directly related to []*.

1.66         “Dyax Promotional Materials”.  Dyax Promotional Materials shall have the meaning given to that term in Section 5.2(b).

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

1.67         “Dyax Sole Inventions”.  Dyax Sole Inventions shall have the meaning given to that term under Section 8.1(a).

1.68         “Dyax Territory”.  Dyax Territory shall mean all countries of the world outside of the Cubist Territory.

1.69         “EMEA”.  EMEA shall mean the European Medicines Agency or any successor agency thereto.

1.70         “Europe”.  Europe shall mean the countries listed on Exhibit I and any new countries within the geographical boundaries of the countries listed on Exhibit I.

1.71         “European Licensee”.  European Licensee shall have the meaning given to that term in Section 3.2(e).

1.72         “Executive Officers”.  Executive Officers shall mean the Chief Executive Officer of Dyax (or a senior executive officer of Dyax designated by Dyax’s Chief Executive Officer) and the Chief Executive Officer of Cubist (or a senior executive officer of Cubist designated by Cubist’s Chief Executive Officer).

1.73         “Existing Dyax Patent Rights”.  Existing Dyax Patent Rights shall mean (a) those Patent Rights specifically listed on Exhibit B, and (b) all other Patent Rights Controlled by Dyax or its Affiliates if such Patent Rights exist as of the Effective Date and are []* for the Development, Manufacture or Commercialization of a Compound or Product; provided, however, that Existing Dyax Patent Rights shall not include any Patent Rights directly related to []*.

1.74         “External Factors”.  External Factors shall have the meaning given to that term under Section 4.8(b).

1.75         “FDA”.  FDA shall mean the United States Food and Drug Administration or any successor agency thereto.

1.76         “FDCA”.  FDCA shall have the meaning given to that term in Section 5.2(a).

1.77         “Field”.  Field shall mean use of a product to prevent or treat bleeding during the conduct of any Surgical Procedure, including without limitation the following specific Surgical Procedures:

(a)           on pump cardiopulmonary bypass procedures;

(b)           off pump cardiopulmonary bypass procedures;

(c)           spinal surgeries;

(d)           hip surgeries;

(e)           shoulder surgeries;

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

(f)            oncology surgeries;

(g)           radical prostatectomy;

(h)           radical hysterectomy;

(i)            Whipple procedures (pancreaticoduodenonectomy);

(j)            intracranial procedures;

(k)           esophagogastrectomy;

(l)            thoracotomy, lung reduction surgery, and lobe/pneumonectomy;

(m)          liver resection;

(n)           organ transplants; and

(o)           knee surgeries.

Notwithstanding anything to the contrary, the Field shall specifically exclude all ophthalmic uses and all uses in the treatment of HAE and/or other angioedemas (even during surgery).

1.78         “First Commercial Sale”.  First Commercial Sale shall mean, with respect to a Product in a country, the first commercial sale of the Product in such country following receipt of Regulatory Approval in such country.  Sales for test marketing, Clinical Study purposes or compassionate, named patient or similar use shall not constitute a First Commercial Sale.

1.79         “FTE”.  FTE means a full-time equivalent person assigned by Dyax to perform work to be reimbursed by Cubist in accordance with this Agreement at a rate of []* per annum per FTE (or []* per hour based on an FTE year of []* hours).

1.80         “Funded Phase II Costs”.  Funded Phase II Costs shall have the meaning given to that term in Section 4.1(b).

1.81         “GAAP”.  GAAP means United States generally accepted accounting principles consistently applied.

1.82         “Generic Approval”.  Generic Approval shall have the meaning given to that term in Section 7.5(d).

1.83         “Generic Competition”.  Generic Competition shall mean, with respect to a Product in a given country in a given Calendar Quarter, if, during such Calendar Quarter, one or more Generic Product shall be commercially available in such country and such Generic Product []* (such agreement not to be unreasonably withheld)) []*; provided, however, that, if []* selected in accordance with the foregoing) is unavailable to determine []* for a country in the European Union (“EU”) where a Generic Product is being sold, the average Generic Competition

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

of the countries in the EU for which such data is available will be deemed to be the Generic Competition for such country in which such data is not available.

1.84         “Generic Filing”.  Generic Filing shall have the meaning given to that term in Section 7.5(d).

1.85         “Generic Product”.  Generic Product shall mean: (a) any pharmaceutical product sold by a Third Party for use in the Field (other than a Product sold by Cubist or its Related Parties) that contains as an active ingredient (i) a Compound or (ii) another compound that contains the []*.  For purposes of this Section 1.85, another compound will be considered to []* any pharmaceutical product (other than a Product or Cubist Product that is Developed or Commercialized by a Party pursuant to this Agreement) that is included in an application made before a Regulatory Authority for marketing approval in the Cubist Territory (i) as being a []*, or as having any other similar designation with respect to such Product as provided under Applicable Law, or (ii) in which the applicant of such application []*.

1.86         “HAE”.  HAE shall mean hereditary angioedema.

1.87         “IND”.  IND shall mean an Investigational New Drug Application filed with FDA or a similar application to conduct Clinical Studies filed with an applicable Regulatory Authority outside of the United States.

1.88         “Indemnified Party”.  Indemnified Party shall have the meaning given to that term in Section 11.9(c)(i).

1.89         “Indemnifying Party”.  Indemnifying Party shall have the meaning given to that term in Section 11.9(c)(i).

1.90         “Indication”.  Indication shall mean a use of a Product approved by a Regulatory Authority (whether through a label expansion or a separate Regulatory Approval) including, without limitation, each of the Surgical Procedures set forth in items (a) through (o) of Section 1.77.

1.91         “In-License”.  In-License shall mean an agreement between a Party and a Third Party pursuant to which such Party has licensed Blocking Third Party Patent Rights, as more particularly described in Section 3.6.

1.92         “Initial Inventory Supply”.  Initial Inventory Supply shall have the meaning given to that term in Section 6.2(c).

1.93         [Reserved]

1.94         “Intellectual Property”.  Intellectual Property shall mean Patent Rights and Know-How.

1.95         “Invention”.  Invention shall mean any Know-How that is conceived, reduced to practice and/or developed in the course of performance of activities pursuant to this Agreement.

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

1.96         “IRB”.  IRB shall have the meaning given to that term in Section 4.8(b).

1.97         “JMC Recommended Changes”.  JMC Recommended Changes shall have the meaning given to that term in Section 6.8(a).

1.98         “Joint Intellectual Property”.  Joint Intellectual Property shall mean Joint Know-How and Joint Patent Rights, collectively.

1.99         “Joint Inventions”.  Joint Inventions shall have the meaning given to that term under Section 8.1(b).

1.100       “Joint Know-How”.  Joint Know-How shall mean any Know-How that is conceived, developed, reduced to practice  or acquired jointly by the Parties (or jointly by a Party and an Affiliate or Related Party of the other Party)  in connection with their activities pursuant to this Agreement, including Joint Inventions.  Joint Know-How may also include additional parties who contribute to such Joint Know-How.

1.101       “Joint Patent Rights”.  Joint Patent Rights shall mean Patent Rights that Cover Joint Know-How, excluding any Patent Rights that Cover Dyax Sole Inventions as defined in Section 8.1(a).

1.102       “JMC”.  JMC shall have the meaning given to that term in Section 2.2.

1.103       “JSC”.  JSC shall have the meaning given to that term under Section 2.1(a).

1.104       “Know-How”.  Know-How shall mean any information and materials, whether proprietary or not and whether patentable or not, including without limitation ideas, concepts, inventions, formulas, methods, protocols, procedures, knowledge, know-how, trade secrets, processes, assays, skills, experience, techniques, designs, compositions, plans, documents, results of experimentation and testing, including without limitation, pharmacological, toxicological, and pre-clinical and clinical test data and analytical and quality control data, improvements, discoveries, works of authorship, compounds and biological materials.

1.105       “Losses”.  Losses shall have the meaning given to that term in Section 11.9(a).

1.106       “Major EU Country”.  Major EU Country shall mean each of France, Germany, Italy, Spain, and the United Kingdom.

1.107       “Manufacturing” or “Manufacture”.  Manufacturing or Manufacture shall mean activities directed to producing, manufacturing, processing, filling, finishing, packaging and labeling a product or component thereof.

1.108       “Manufacturing Cost”.  Manufacturing Cost shall mean with respect to a batch of Drug Substance ordered by Cubist in accordance with this Agreement or the Supply Agreement, the manufacturing Party’s []* costs, determined in accordance with GAAP by such manufacturing Party in the ordinary course of its business, incurred in Manufacturing and/or acquiring such batch of Drug Substance which costs shall include, without limitation:

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

(a)           costs incurred by the Manufacturing Party after the Effective Date associated with []*; provided that, in each case such costs are applicable to Drug Substance Manufactured under this Agreement or the Supply Agreement;  []*;

(b)           the cost of goods produced, which cost shall include []*; and

(c)           any other costs borne by the manufacturing Party for []*.

Notwithstanding the foregoing, “Manufacturing Costs” shall not include []*.

1.109       “Net Sales”.

(a)           Net Sales shall mean, with respect to a Product, the gross invoiced sales of the Product by Cubist and its Related Parties in the Field in the Cubist Territory, less the following deductions to the extent included in the gross invoiced sales price for the Product or otherwise directly paid or incurred by Cubist or its Related Parties with respect to the sale of the Product:

(i)            []*.

(b)           Notwithstanding the foregoing, in any case where the Product is sold or otherwise disposed of in a transaction that is not an arm’s length sale of the Product exclusively for cash that is separate from any sale or disposition of other products or of services, Net Sales shall mean the greatest of:

(i)            []*.

(c)           With respect to sales of Product in the Field in the Cubist Territory that is comprised of a Compound combined with any other clinically active ingredient (a “Combination Product”), the Net Sales of such Combination Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales (as determined above) of the Combination Product, during the applicable royalty reporting period, by []*.  In the event that such []* cannot be determined for both the Product and the other product(s) in combination, Net Sales for purposes of determining royalty payments shall be determined []*.  If Dyax disagrees with Cubist’s good faith determination of Net Sales, Dyax shall provide Cubist with written notice thereof within thirty (30) days after Cubist provides such determination to Dyax, and the Parties shall seek in good faith to reach agreement on the determination of Net Sales.  If the Parties are unable to reach agreement within sixty (60) days after Dyax’s notice to Cubist, either Party may seek resolution of the determination of Net Sales with respect to a Combination Product under ARTICLE XIII.

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

1.110       “New Call Sites”.  New Call Sites shall have the meaning given to that term in Section 9.2(a).

1.111       “New Information”.  New Information shall have the meaning given to that term in Section 10.4.

1.112       “Non-Breaching Party”.  Non-Breaching Party shall have the meaning given to that term in Section 12.2(b)(i).

1.113       “Ongoing Phase II Study”.  Ongoing Phase II Study means the Phase II Clinical Study of DX-88, entitled KALAHARI 1 (Kallikrein Antagonism effect on blood Loss Associated with Heart surgery Requiring Institution of bypass).

1.114       “Other Indication Settings”.  Other Indication Settings means the following []*.

1.115       “Other Hospital Indication”.  Other Hospital Indication shall mean []*.

1.116       “Party” or “Parties”.  Party shall mean either Dyax or Cubist.  Parties shall mean Dyax and Cubist.

1.117       “Patent Rights”.  Patent Rights shall mean patents and patent applications and all substitutions, divisions, continuations, continuations-in-part, reissues, reexaminations and extensions thereof, and all counterparts thereof in any country.

1.118       “Phase I Clinical Study”.  Phase I Clinical Study shall mean a human clinical study in any country in the world that would satisfy the requirements of 21 C.F.R. §312.21(a) as amended from time to time.

1.119       “Phase II Clinical Study”.  Phase II Clinical Study shall mean a human clinical study in any country in the world that would satisfy the requirements of 21 C.F.R. §312.21(b) as amended from time to time.

1.120       “Phase III Clinical Study”.  Phase III Clinical Study shall mean a human clinical study in any country in the world that would satisfy the requirements of 21 C.F.R. §312.21(c) as amended from time to time.

1.121       “Phase II Plan”.  Phase II Plan shall mean the plan []* to []*.

1.122       “PHSA”.  PHSA shall have the meaning given to that term in Section 5.2(a).

1.123       “Post-Approval Study”.  Post-Approval Study shall mean a clinical study initiated in a country after receipt of Regulatory Approval for a Compound or Product in the Field in the Cubist Territory.

1.124       “Primary Product”.  Primary Product means a Product that []*.

1.125       “Process Development Costs”.  Process Development Costs shall have the meaning given to that phrase in Section 6.9.

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

1.126       “Product”.  Product shall mean, on a country-by-country basis, any product which incorporates a Compound and is Covered by a Valid Claim of a Dyax Patent Right or for which the Development, Manufacture or Commercialization made or makes use of Dyax Know-How.

1.127       “Product Competitor”.  Product Competitor shall mean any Third Party that is engaged in the manufacture and/or commercialization of a Competing Product, or is []*, including those Third Parties set forth on Exhibit E.

1.128       “Product Inventory”.  Product Inventory shall mean the existing supplies of Drug Product specifically described in Exhibit H attached hereto.

1.129       “Product Shortage”.  A Product Shortage shall mean the occurrence of any of the following events at any time during which Dyax is Manufacturing Drug Substance for Cubist in accordance with Section 6.2:

(a)           []*.

Notwithstanding the foregoing, the failure of Dyax to []* shall not be considered a Product Shortage.

1.130       “Product Trademark(s)”.  Product Trademark(s) shall mean the trademark(s) and service mark(s) for use in connection with the distribution, marketing, promotion and sale of a Product in the Field in the Cubist Territory, and/or accompanying logos, trade dress and/or indicia of origin.

1.131       “Projected Launch Date”.  Projected Launch Date shall have the meaning given to that term in Section 6.2(c).

1.132       “Projected Launch Forecast”.  Projected Launch Forecast shall have the meaning given to that term in Section 6.2(c).

1.133       “Projected Launch Notice”.  Projected Launch Notice shall have the meaning given to that term in Section 6.2(c).

1.134       “Protected Time Period”.  Protected Time Period shall mean the period commencing on []* and ending on []*.

1.135       “[]*”.  []* shall mean the []*.

1.136       “[]* License Agreement”.  []* License Agreement shall mean the License Agreement effective []* between []* and Dyax, as may be amended from time to time.

1.137       “[]* Intellectual Property”.  []* Intellectual Property shall mean the “[]*”, the “[]*” and the “[]*” as such terms are defined in Paragraphs 1.3, 1.5 and 1.8 of the []* License Agreement.

1.138       “Receiving Party”.  Receiving Party shall have the meaning given to that term in Section 10.2.

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

1.139       “Regulatory Approval”.  Regulatory Approval shall mean the approval of the applicable Regulatory Authority necessary for the marketing and sale of a Product for a particular Indication in a country, including separate pricing and/or reimbursement approvals that may be required.

1.140       “Regulatory Authority”.  Regulatory Authority shall mean any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the clinical testing, manufacturing, marketing and/or sale of a pharmaceutical product in a country, including without limitation the FDA in the United States and the EMEA in the EU.

1.141       “Regulatory Materials” means regulatory applications, submissions, notifications, registrations, approvals or other submissions made to or received from a Regulatory Authority that are necessary or reasonably desirable in order to Develop, Manufacture or Commercialize a Compound or Product in a particular country, territory or possession.  Regulatory Materials include, without limitation, INDs and Regulatory Approvals, and amendments and supplements for any of the foregoing, and applications for pricing and reimbursement approvals.

1.142       “Related Party”.  Related Party shall mean any of a Party’s Affiliates and permitted Sublicensees, which term includes []*.

1.143       “Royalty Term”.  Royalty Term shall have the meaning given to that term under Section 7.5(h).

1.144       “Safety Data”.  Safety Data means adverse event or adverse experience information, as defined under 21 C.F.R. §600.80 as amended from time to time, or the equivalent under any other Applicable Law, and other information regarding health risks posed by a Compound or Product, including Complaints and clinical trial information.

1.145       “Severed Clause”.  Severed Clause shall have the meaning given to that term in Section 14.4.

1.146       “Sole Inventions”.  Sole Inventions shall have the meaning given to that term under Section 8.1(a).

1.147       “Study Budget”.  Study Budget shall have the meaning given to that term under Section 4.1(b).

1.148       “Sublicensee”.  Sublicensee of a Party shall mean a Third Party to whom a license or sublicense under any Dyax Intellectual Property or Cubist Intellectual Property, as the case may be, has been granted pursuant to, and in full compliance with all applicable provisions of, this Agreement, to Develop, Manufacture and/or Commercialize a Product or Cubist Product, or otherwise has been granted rights to distribute, promote or sell a Product or Cubist Product.  []*.

1.149       “Sublicensee Improvements”.  Sublicensee Improvements shall mean all Intellectual Property Controlled by a Sublicensee that is conceived, developed or reduced to

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

practice, by, or under the authority of, such Sublicensee during the Term using or incorporating Intellectual Property sublicensed to such Sublicensee under this Agreement.

1.150       “Sublicensee Notice”.  Sublicensee Notice shall have the meaning given to that term in Section 3.1(d)(i).

1.151       “Supply Agreement”.  Supply Agreement shall have the meaning given to that term under Section 6.10.

1.152       “Surgical Procedure”.  Surgical Procedure shall mean a procedure involving the use of instruments (including lasers) to cut, abrade, suture or otherwise physically change body tissues and/or organs.

1.153       “Term”.  Term shall have the meaning given to that term under Section 12.1.

1.154       “Termination Notice”.  Termination Notice shall have the meaning given to that term in Section 12.2(b)(i).

1.155       “Territory”.  Territory shall mean, the Cubist Territory or the Dyax Territory, as the context requires.

1.156       “Third Party”.  Third Party shall mean any person other than a Party or any of its Affiliates.

1.157       “Transfer Price”.  Transfer Price shall mean:

(a)           with respect to any amount of Drug Substance delivered to Cubist for use in the Development of the Product, []*; or

(b)           with respect to any amount of Drug Substance delivered to Cubist for use in the Commercialization of the Product, []*.

1.158       “United States”.  United States shall mean the United States of America and its territories and possessions.

1.159       “Valid Claim”.  Valid Claim shall mean a claim (a) of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise or (b) of any patent application that was filed in good faith and is being prosecuted actively and in good faith and has not been cancelled, withdrawn or abandoned and has not been pending for []*.

1.160       “Working Group”.  Working Group shall have the meaning given to that term under Section 2.3.

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

ARTICLE II

MANAGEMENT OF COLLABORATION AND LICENSE ACTIVITIES

2.1           Joint Steering Committee.

(a)           Formation; Purposes and Principles.  Within ten (10) days after the Effective Date, Dyax and Cubist shall establish a joint steering committee (the “JSC”), which shall have overall responsibility for oversight of the Parties’ activities under this Agreement.

(b)           Specific Responsibilities.  In addition to its overall responsibility for such oversight established by this Agreement, the JSC shall in particular:

(i)            review, discuss and comment on the clinical and regulatory activities of each Party with respect to Products, including without limitation, the design of proposed Clinical Studies;

(ii)           review, discuss and comment on the strategy to seek and obtain Regulatory Approval for Products;

(iii)          review, discuss and comment on the strategy of each Party to []*;

(iv)          review, discuss and comment on the strategy of each Party to []*;

(v)           facilitate the exchange of data, information, material and results that is required under this Agreement;

(vi)          review, discuss and comment on other activities of the Parties under the terms of this Agreement; and

(vii)         perform such other functions as are expressly provided for elsewhere in this Agreement or as are appropriate to further the purposes of this Agreement as determined by the Parties.

2.2           Joint Manufacturing Committee.  Within ten (10) days after the Effective Date, Dyax and Cubist shall establish a joint manufacturing committee (the “JMC”), which shall have responsibility for overseeing the Parties’ activities in Manufacturing Primary Products under this Agreement.  In addition to its overall responsibility for such Manufacturing activities, the JMC shall, in particular, with respect to Primary Products: []*.

2.3           Working Groups.  From time to time, the JSC or JMC may establish working groups (each, a “Working Group”) to oversee particular projects or activities, and each such Working Group shall be constituted and shall operate as the JSC or JMC determines.

2.4           Membership.  Each of the JSC, JMC and any Working Groups shall be composed of an equal number of representatives appointed by each of Dyax and Cubist.  The JSC and JMC shall each initially have three (3) representatives of each Party, but the JSC may change the size

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

of the JSC, and the JMC may change the size of the JMC from time to time by mutual consent of the members of the JSC and JMC, respectively.  Each Party may replace its JSC, JMC and Working Group representatives at any time upon written notice to the other Party. The JSC shall be chaired by []*.  The JMC shall be chaired by []*.  The chairperson shall be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting, and preparing and issuing minutes of each meeting within thirty (30) days thereafter; provided that, []* may call a meeting of the []* and []* may call a meeting of the []* if there is an issue within such committee’s scope of responsibility that such Party would like to have discussed at such committee and the chair of the committee fails to promptly call a meeting upon such Party’s reasonable request.

2.5           Decision-Making.

(a)           The JSC, JMC and any Working Group []*.  With respect to decisions of the JSC, JMC and any Working Group, the representatives of each Party shall have collectively one vote on behalf of such Party.  Should the members of a Working Group maintain their disagreement, for a period of []* after a Party’s delivery of notice of such disagreement to the Working Group, on any matter for which []* and Dyax or Cubist requests a resolution, the matter shall be []*.

(b)           Should the members of the JSC maintain their disagreement, either with respect to a matter referred from a Working Group or with respect to a matter []*, for a period of []* after the matter is officially considered by the JSC, such matters shall be resolved []*.

(c)           Should the members of the JMC maintain their disagreement with respect to a matter initially arising within or otherwise referred to or under the authority of the JMC for a period of []* after the matter is officially considered by the JMC, such matters shall be resolved as follows:

(i)            []*.

2.6           Meetings of the JSC, JMC and Working Groups.  The JSC, JMC and any Working Groups shall hold meetings at such times as the JSC or JMC shall determine, but in no event shall such meetings of the JSC and JMC be held less frequently than []*.  The JSC, JMC and any Working Groups shall meet alternately at Dyax’s facilities in Cambridge, Massachusetts and Cubist’s facilities in Lexington, Massachusetts or at such locations as the Parties may otherwise agree.  Other representatives of each Party or, with prior approval of the other Party and subject to confidentiality and non-use provisions which are no less stringent than those set forth in ARTICLE X of this Agreement, representatives of Third Parties involved in the Development, Manufacture or Commercialization of the Products, may attend meetings of the JSC, JMC or such Working Group as nonvoting observers.  Meetings of the JSC, JMC and any Working Groups may be held by audio or video teleconference with the consent of each Party.  Each Party shall be responsible for all of its own expenses of participating in the JSC, JMC and any Working Groups.  No action taken at a meeting of the JSC, JMC or a Working Group shall be effective unless a representative of each Party is present or participating; provided that, []*.

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

2.7           Alliance Managers.  Each Party shall designate a single alliance manager for all of the activities contemplated under this Agreement.  Such alliance managers will be responsible for the day-to-day worldwide coordination of the activities contemplated by this Agreement and will serve to facilitate communication between the Parties.  Such alliance managers shall have experience and knowledge appropriate for managers with such project management responsibilities.  Each Party may change its designated alliance manager from time to time upon notice to the other Party.

2.8           Further Assurances.

(a)           Cubist shall make available its employees, consultants and subcontractors engaged in the performance of its Development, Manufacturing and Commercialization obligations under this Agreement as may be reasonably necessary to consult with Dyax with respect to such activities, upon reasonable notice during normal business hours as coordinated through the Alliance Managers and the JSC and JMC.

(b)           Dyax shall provide Cubist with such assistance and access to its employees, consultants and subcontractors as may be reasonably necessary to assist Cubist in the performance of Cubist’s Development, Manufacturing and Commercialization obligations under this Agreement, upon reasonable notice during normal business hours as coordinated through the Alliance Managers and the JSC and JMC.  In addition, Dyax will []*.

ARTICLE III

LICENSE GRANTS; RIGHT OF FIRST OFFER; TRANSFERS AND ASSIGNMENTS

3.1           Dyax Grants.

(a)           Grant of Rights for Development.  Subject to the terms and conditions of this Agreement, Dyax hereby grants to Cubist a worldwide, exclusive right and license, with the right to grant sublicenses solely as set forth in Section 3.1(d) below, under the Dyax Intellectual Property, to Develop Products and Cubist Products for use and Commercialization in the Field in the Cubist Territory.

(b)           Grant of Rights for Commercialization. Subject to the terms and conditions of this Agreement, Dyax hereby grants to Cubist an exclusive right and license, with the right to grant sublicenses solely as set forth in Section 3.1(d) below, under the Dyax Intellectual Property to sell, offer to sell, import and otherwise Commercialize Products and Cubist Products in the Field in the Cubist Territory.

(c)           Grant of Rights for Manufacture.  Subject to the terms and conditions of this Agreement, Dyax hereby grants to Cubist a non-exclusive right and

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

license, with the right to grant sublicenses solely as set forth in Section 3.1(d) below, under the Dyax Intellectual Property, to Manufacture and have Manufactured (i) Drug Product from Drug Substance, (ii) Drug Substance, and (iii) all other Products and Cubist Products, in each case for use by or on behalf of Cubist and its Related Parties in the Development and Commercialization of Products and Cubist Products in the Field for the Cubist Territory.

(d)           Sublicense Rights.  Cubist shall be entitled to grant sublicenses under the licenses granted to it under Sections 3.1(a), (b) and/or (c) to Affiliates and Third Parties (including, without limitation, the right to grant further sublicenses through multiple tiers subject to the terms of this provision and the rest of this Agreement) under the following conditions:

(i)            []*;

(ii)           Cubist may only grant a sublicense []*.

(iii)          Each permitted sublicense under this Section 3.1(d) shall be in writing, shall not contravene or be inconsistent or in conflict with the terms of this Agreement and shall include provisions requiring the applicable Sublicensee to acknowledge and agree that such sublicense is subject to the applicable license(s) granted hereunder and []*.

(iv)          Cubist shall at all times remain responsible for the performance of its Sublicensees, and for the compliance by such Sublicensees with the obligations under this Agreement, including without limitation Sections 3.4(c)(i) and 3.4(c)(ii).

(v)           Cubist shall provide or cause to be provided to Dyax a copy of each such sublicense agreement []*; provided that Cubist shall have the right to redact any terms contained in such sublicense agreement that are not material to Dyax’s assessment of whether the sublicense agreement complies with the requirements of this Section 3.1(d).

(e)           Third Party Service Organizations. Cubist shall be entitled to utilize the services of Third Parties (including Third Party contract research organizations, Third Party contract manufacturing organizations and Third Party distributors and contract sales organizations) to perform its Development, Manufacturing and Commercialization activities under this Agreement and in accordance with the provisions of this Agreement; provided that Cubist shall remain at all times fully liable for its responsibilities under this Agreement.

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

(f)            Restrictions.  Cubist will not Develop or Commercialize any Products for any mode of delivery other than intravenous (IV) delivery, []*.  To the extent that Cubist identifies a use of a Product in the Field that would benefit from another form of delivery other than IV, []*.  Cubist will not exercise any of its rights to Manufacture under Section 3.1(c)(ii) unless and until Cubist is permitted pursuant to, and in accordance with, ARTICLE VI hereof.

3.2           Right of First Offer; Additional Indication License Option.

(a)           Additional Indication License Option.  In the event that Dyax []* all or any portion of the rights to Develop or Commercialize a Compound or a Product []* (in each case an “Additional Indication License”), then, before granting such a license, Dyax shall offer Cubist in writing the exclusive option to obtain such a license from Dyax (an “Additional Indication License Option”).  Notwithstanding anything to the contrary contained herein, the Parties agree that Dyax will have no obligation to offer Cubist an Additional Indication License Option with respect to []*.

(b)           []* Options.  Cubist acknowledges and agrees that an Additional Indication License may []*, and that in such cases, Cubist’s Additional Indication License Option may only be exercised by []*.  If (i) any Additional Indication License Option offered to Cubist []*; and (ii) Cubist and Dyax do not enter into a Additional Indication License pursuant to such Additional Indication License Option in accordance with the provisions of Section 3.2(f) below; and (iii) Dyax subsequently []* which is to be the subject of the Additional Indication License, []* in accordance with the terms of this Section 3.2.

(c)           Terms.  The written notification by Dyax to Cubist of an Additional Indication License Option (an “Additional Indication License Option Notice”) shall set out []* an Additional Indication License.

(d)           Notice by Cubist.  Cubist shall notify Dyax in writing within []* of receipt of the Additional Indication License Option Notice (or such other longer period as the Parties agree) whether or not it wishes to enter into an Additional Indication License.  If Cubist []*, then Dyax shall be free to grant an Additional Indication License to any Third Party; provided that Dyax shall not grant such an Additional Indication License []*.

(e)           []*.  If Dyax elects to negotiate an Additional Indication License with []*.  For example, Dyax shall not be permitted to []*.  Any disputes regarding the application of this paragraph shall be resolved in accordance with ARTICLE XIII.

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

(f)            Negotiations. If Cubist notifies Dyax in writing in accordance with Section 3.2(d) that it wishes to enter into an Additional Indication License, the Parties shall []*.

(g)           Differing []*. Notwithstanding the foregoing, if after Dyax offers a Product to Cubist under a particular Additional Indication License Option Notice such Product []*, Dyax shall not grant any license to a Third Party to Develop or Commercialize such Product []*.

3.3           Transfer of Product Inventory and Dyax Know How.  As soon as practicable after the Effective Date, Dyax shall transfer copies of all Dyax Know-How Controlled by Dyax as of the Effective Date, as set forth on Exhibit F.  Promptly upon request of Cubist, Dyax will transfer and assign to Cubist the Product Inventory.  Dyax further agrees to cause to be performed such other lawful acts and to be executed such further assignments and other lawful documents as Cubist may reasonably require in order to complete and fully document the transfers and assignments required under this Section 3.3.  The technology transfers set forth in this Section 3.3 shall be conducted in an orderly fashion and in a time period and manner such that the value, usefulness and confidentiality of the transferred Dyax Know-How are preserved in all material respects.

3.4           Grant Back License; Restrictions.

(a)           Subject to the terms and conditions of this Agreement, Cubist hereby grants to Dyax:

(i)            with respect to the Primary Product, a non-exclusive, royalty-free, right and license, with the right to grant sublicenses (subject to subsection 3.4(c)), under any Cubist Intellectual Property that is necessary to Develop, Manufacture and Commercialize the Primary Product (A) in the Field in the Dyax Territory, and/or (B) outside the Field in all countries of the world; and

(ii)           with respect to all Products other than the Primary Product, an exclusive, royalty-bearing, right and license, with the right to grant sublicenses (subject to subsection 3.4(c)), under the Cubist Improvements to Develop, Manufacture and Commercialize such Products (A) in the Field in the Dyax Territory, and/or (B) in the Dyax Field in all countries of the world;

(b)           Subject to the terms and conditions of this Agreement, Cubist hereby grants Dyax an exclusive option to obtain exclusive license rights for the Development and Commercialization of Cubist Products in the Dyax Field pursuant to the terms of this Section 3.4(b) (the “Cubist Products Option”).  Cubist will notify Dyax in writing within []* after an IND is filed by Cubist for each Cubist Product for use in the Field, which notice shall include reasonably sufficient information concerning such Cubist Product to enable Dyax to make a determination regarding the exercise of

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

its Cubist Products Option. Dyax shall have the right to notify Cubist of Dyax’s intent to exercise the Cubist Products Option for such Cubist Product in writing at any time prior to []* after Cubist or its Affiliate or Sublicensee has provided a clinical study report of a successful Phase II Clinical Study  of such Cubist Product in the Field.  If Dyax exercises the Cubist Products Option in accordance with this Section, the Parties will negotiate in good faith the terms of a license agreement in the Dyax Field on terms in accordance with industry standards for []*. The terms of such agreement will include royalties to be paid by Dyax to Cubist in accordance with the terms of Section 7.5(i) (provided that, no milestone payments, upfront fees, or other royalty obligations will be included in such agreement).  If the Parties fail to reach agreement []*, Dyax’s option pursuant to this Section 3.4(b) will expire with respect to such Cubist Product; provided, however, that either Party may submit the disagreement regarding the proposed terms for dispute resolution pursuant to ARTICLE XIII, and the Executive Officers or an arbitration proceeding under Section 13.3 will determine the terms of such agreement consistent with this Section 3.4(b).

(c)           Dyax shall have the right to grant sublicenses under the licenses granted to it pursuant to Section 3.4 to its Affiliates and to Third Parties (including the right to grant further sublicenses through multiple tiers subject to the terms of this provision and the rest of this Agreement) under the following conditions:

(i)            Each sublicense agreement shall be in writing, shall not contravene or be inconsistent or in conflict with the terms of this Agreement, and shall include provisions requiring the applicable Sublicensee to acknowledge and agree that such sublicense is subject to the applicable license(s) granted hereunder and to other relevant terms of this Agreement; and

(ii)           Dyax may only grant a sublicense []*.

(iii)          Dyax shall at all times remain responsible for the performance of its Sublicensees, and for the compliance by such Sublicensees with the obligations under this Agreement, including without limitation Sections 3.4(c)(i) and (ii), 4.2, 4.3, 4.4, 4.6, 4.7, 7.7, and ARTICLE V, ARTICLE VIII, ARTICLE X, Section 11.9(b), and ARTICLE XII.

(d)           During the Term, Dyax will not, and will not grant licenses to its Affiliates and Sublicensees to, []*.

(e)           Cubist will not, and will not grant licenses to its Affiliates and Sublicensees to, []*.

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

3.5           Dyax Retained Rights.  Subject to Sections 4.2(a), 4.2(b), and 4.3, any rights of Dyax not expressly granted to Cubist, or otherwise expressly restricted or limited, under this Agreement shall be retained by Dyax.  Without limiting the generality of the immediately preceding sentence, Dyax shall retain the right to (i) exploit and license Dyax Intellectual Property to Develop, Manufacture and Commercialize Product in the Field in the Dyax Territory, without any duty to account to Cubist or obtain Cubist’s consent for such exploitation or license, (ii) exploit and license Dyax Intellectual Property to Develop, Manufacture and Commercialize Products outside the Field in the Cubist Territory, without any duty to account to Cubist or obtain Cubist’s consent for such exploitation, (iii) exploit Dyax Intellectual Property for purposes unrelated to Products or Competing Products without any duty to account to Cubist or obtain Cubist’s consent for such exploitation, and (iv) otherwise exercise Dyax’s rights and perform Dyax’s obligations under this Agreement and the Supply Agreement.  Notwithstanding the foregoing, Dyax and its Related Parties shall have no rights under the Cubist Intellectual Property to exploit the Dyax Intellectual Property, except as expressly set forth in Section 3.4.

3.6           In-License of Blocking Third Party Patent Rights.  If, at any time or from time to time after the Effective Date and during the Term, a Party becomes aware of any Blocking Third Party Patent Rights that []*.  Each Party shall comply with all applicable terms and conditions of the In-Licenses of the other Party and shall take such actions as may be required to allow such Party to comply with its obligations thereunder, including obligations relating to patent matters, confidentiality, indemnification and diligence.

For clarity, the Parties agree that the []* License Agreement shall not be considered an In-License subject to the provision of this Section 3.6.

ARTICLE IV

DEVELOPMENT

4.1           Ongoing Phase II Study.

(a)           From and after the Effective Date, Cubist shall assume all authority and responsibility for the Ongoing Phase II Study and shall be entitled to take any action with respect to the Ongoing Phase II Study.  To that end, Dyax shall and hereby assigns to Cubist all of Dyax’s rights with respect to the Ongoing Phase II Study, and Dyax hereby delegates to Cubist, and Cubist hereby assumes, all of Dyax’s obligations that arise after the Effective Date with respect to the conduct of the Ongoing Phase II Study, including all funding obligations, it being understood that Cubist assumes no financial obligation that arose prior to the Effective Date that Cubist does not expressly assume.  Notwithstanding the foregoing, the Parties have agreed that Dyax shall, at Cubist’s written request, continue to manage all operational activities needed to continue and complete the Ongoing Phase II Study on behalf of Cubist and subject to Cubist’s ultimate supervision, direction and authority.  For the avoidance of doubt, Cubist may elect, in its sole discretion, to discontinue the Ongoing Phase II Study; []*.

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

(b)           From and after the Effective Date, all reasonable internal and external costs and expenses incurred by Dyax following the Effective Date in connection with the conduct of the Ongoing Phase II Study, unless directed by Cubist to discontinue such Ongoing Phase II Study or its activities pursuant thereto, shall be reimbursed by Cubist to the extent requested by Cubist and to the extent included in the budget set forth in Exhibit G (the “Study Budget”).  Dyax shall track and calculate, in accordance with US GAAP and its normal cost accounting practices, and shall keep a complete and accurate record of, all costs incurred by it in connection with its conduct of the Ongoing Phase II Study.  Such records shall include internal FTE time devoted to the Ongoing Phase II Study under the Phase II Plan and copies of invoices from Third Parties for activities using Third Party resources for the Ongoing Phase II Study (together, the “Funded Phase II Costs”).  Charges for Dyax FTEs shall only be paid to the extent such FTEs are directly performing specific activities allocated to Dyax under the Phase II Plan approved by Cubist and shall not include management or supervisory personnel except to the extent such management or supervisory personnel are directly performing activities under such Phase II Plan.  Within ten (10) days after the end of each quarter while the Ongoing Phase II Study is being conducted, Dyax shall submit to Cubist an invoice setting forth in reasonable detail the Funded Phase II Costs incurred by Dyax during such quarter accompanied by the relevant supporting documentation.  Cubist will pay the amounts owed under each such invoice within forty five (45) days after receipt of such invoice. Cubist shall remain responsible for all reasonable non-cancellable costs incurred by Dyax in accordance with this Agreement pursuant to the Phase II Plan prior to the effective date of any termination of the Ongoing Phase II Study by Cubist.

(c)           As soon as practical (but in no event later than []*) following the Effective Date, Dyax shall (a) transfer to Cubist the CTS IND under which the Ongoing Phase II Study is being conducted (including every serial submission from 0000 to present and all communications with Regulatory Authorities related to such IND), and (b) assign to Cubist or its designee the Services Agreement, dated January 9, 2007, with BatelleCRO relating to the conduct of the Ongoing Phase II Study.  Furthermore, Dyax agrees to cause to be performed such other lawful acts and to execute such further assignments and other lawful documents as Cubist may reasonably require in order to complete and fully document the transfer and assignment required under this Section 4.1.

(d)           Throughout the conduct of the Ongoing Phase II Study and upon the reasonable request of Cubist during the Term thereafter, Dyax will make its employees and consultants of Dyax who are knowledgeable regarding the Ongoing Phase II Study reasonably available to consult with qualified

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

personnel of Cubist on issues and questions related to the Ongoing Phase II Study.

4.2           Development Responsibilities.

(a)           Subject to the terms and conditions set forth in this Agreement, (including the JSC management and supervision structure described in ARTICLE II and the obligation of each Party to exchange relevant information) Cubist shall have the sole and exclusive right, in the manner it deems appropriate to conduct all further Development of Products and Cubist Products in the Field for the Cubist Territory, including conducting Clinical Studies to support applications for Regulatory Approval for the Products and Cubist Products in the Field for the Cubist Territory.  Except as otherwise provided herein, Cubist shall bear one hundred percent (100%) of the development costs incurred in the Development of Products and Cubist Products in the Field for the Cubist Territory.  Cubist and its Related Parties shall have the right to file, and to own, INDs, applications for Regulatory Approval and Regulatory Approvals for the Products and Cubist Products in the Field for the Cubist Territory.  For clarity, Cubist (whether itself or through its Related Parties) shall have the right to conduct Clinical Studies of the Products and Cubist Products in the Field in the Dyax Territory if needed or useful to support Cubist’s (or its Related Parties’) Development or Commercialization of the Products in the Field for the Cubist Territory.  Cubist will []* before seeking to commence (i.e., before filing any IND to enable) any such Clinical Studies in the Dyax Territory so that the []*.

(b)           Subject to the terms and conditions set forth in this Agreement, (including the JSC management and supervision structure described in ARTICLE II and the obligation of each Party to exchange relevant information) Dyax shall have the sole and exclusive right, in the manner it deems appropriate (and subject to its obligations under this Agreement) to Develop Products (i) in the Field for the Dyax Territory and (ii) outside the Field throughout the world; including conducting all Clinical Studies reasonably required to support applications for Regulatory Approval for the Products.  Dyax shall bear one hundred percent (100%) of the development costs incurred in the Development of Products in the Field for the Dyax Territory and outside the Field.  Dyax (and its Related Parties) shall have the right to file in its own name, and to own, INDs, applications for Regulatory Approval and Regulatory Approvals for the Products in the Field for the Dyax Territory and outside the Field.  Dyax (whether itself or through its Related Parties) shall have the right to conduct Clinical Studies of the Products in the Field in the Cubist Territory if needed or reasonably useful to support Dyax’s (or its or its Related Parties’) Development or Commercialization of the Products in the Field for the Dyax Territory.  Dyax will []* before seeking

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

to commence (i.e., before filing any IND to enable) such studies in the Cubist Territory so that the []*.

(c)           Cubist and its Related Parties shall use Commercially Reasonable Efforts, via product packaging, promotional materials and Cubist Trademarks, to distinguish the Cubist-Branded Product in the Field for the Cubist Territory from the Dyax-Branded Product.  Similarly, Dyax and its Related Parties shall use Commercially Reasonable Efforts, via product packaging, promotional materials and trademarks, to distinguish the Dyax-Branded Product from the Cubist-Branded Product.  To the extent allowable under Applicable Law, the Parties will []*.  It is anticipated that Cubist will sell the Cubist-Branded Product through []* using a []* and Dyax will sell the Dyax-Branded Product []*.  The Parties, through the Alliance Managers, shall reasonably coordinate with each other in order to facilitate the exchange of information necessary to fulfill their respective obligations under this Section 4.2(c).

(d)           Each Party shall conduct the Development, Manufacture and Commercialization of the Compounds and/or Products in accordance with all Applicable Laws, rules and regulations, including without limitation, current governmental regulations concerning cGLP, cGCP and cGMP.

(e)           Each Party shall promptly notify the other Party if such Party becomes aware of any information or circumstance that is likely to have an adverse effect on the Development, Manufacture or Commercialization of a Product in the other Party’s Territory or licensed field.

4.3           Exchange of Information Regarding Clinical Studies.

(a)           On an annual basis at a time determined by the JSC, each Party shall provide the other Party with a written summary, in a form mutually agreed by the Parties, of all Clinical Studies planned by such Party and its Related Parties with respect to Compounds and Products during such Calendar Year and the immediately following Calendar Year (each a “Clinical Study Summary”).  Each such Clinical Study Summary will be reviewed and discussed at the JSC.  Furthermore, the Party receiving the Clinical Study Summary shall have thirty (30) days after its receipt thereof to []* the Clinical Study Summary, and the submitting Party shall []* with respect to such Clinical Study Summary.  If however, the submitting Party []*.

(b)           At least thirty (30) days prior to the submission by a Party or its Related Parties of any Clinical Study protocol with respect to Compounds or Products to any Institutional Review Board (or similar body), such Party shall submit the proposed protocol for such proposed Clinical Study to the other Party for review.  The Party receiving the Clinical Study protocol will not disclose the protocol to any Affiliate or Third Party without the

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

prior written consent of the submitting Party, which consent shall not be unreasonably withheld, delayed or conditioned.  The Party receiving the Clinical Study protocol shall have thirty (30) days after its receipt thereof to []* the Clinical Study protocol, and the submitting Party shall []* with respect to such Clinical Study protocol.  If however, the submitting Party []*.

(c)           If a Party learns of a safety concern related to or arising from a proposed Clinical Study protocol prepared by such Party or its Related Parties, it shall provide prompt written notice thereof to the other Party.  Actions regarding such safety concerns shall be []*.

4.4           Access to Clinical Data.  Cubist acknowledges and agrees that all data generated in connection with Development activities conducted by Cubist or its Related Parties with respect to the Products in the Field for the Cubist Territory may be used by Dyax and/or its Related Parties solely to obtain Regulatory Approval for (i) Products in the Field in the Dyax Territory and (ii) Products in the Dyax Field in all countries of the world.  In consideration for the access to and use of such data, Dyax shall pay Cubist an amount equal to []* of the development costs reasonably incurred by Cubist in the generation of such data; provided that such payment shall not be required with respect to the use of any data generated by or on behalf of Cubist pursuant to the conduct of the Ongoing Phase II Study. If Dyax and/or its Related Parties wishes to obtain use of such clinical data generated by Cubist pursuant to this Section 4.4, Dyax shall provide Cubist with notice thereof, and Cubist shall provide Dyax with an invoice for []* of the development costs incurred by Cubist in the Development of such clinical data as of the date of Dyax’s written request.  Cubist shall transfer the requested clinical data to Dyax and/or its Related Parties promptly after receipt of the invoiced amount.

4.5           Exchange of Intellectual Property.  In accordance with and subject to ARTICLE X, on an ongoing basis during the Term:  (a) []* that has not been previously disclosed to Cubist and that is []*; and (b) []* that have not been previously disclosed to Dyax and are []*.

4.6           Access to Regulatory Submissions and Regulatory Approvals.

(a)           Cubist shall own all regulatory submissions, including all INDs and applications for Regulatory Approvals for the Products in the Field for the Cubist Territory, and all regulatory submissions, including all INDs and applications for Regulatory Approvals for the Cubist Products in all fields and countries, and shall be responsible for seeking, obtaining and maintaining all such Regulatory Approvals.  []* Dyax and its Related Parties shall have the right to access all data contained or referenced in such submissions (including INDs) or applications for Regulatory Approvals of the Products, including all reports, correspondence and conversation logs, and Cubist shall provide appropriate notification of Dyax’s and its Related Parties’ access and reference rights to the Regulatory Authorities.  Subject to payment of the amounts described in Section 4.4, Cubist hereby grants, and shall ensure that its Related Parties grant, to Dyax a “Right of Reference or Use,” as that term is defined in

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

21 C.F.R. §314.3(b) as amended from time to time, and any foreign equivalents, to any and all data contained or referenced in any such submissions (including INDs) or applications for Regulatory Approvals of the Products, including all reports, correspondence and conversation logs, and Cubist shall provide appropriate notification of Dyax’s access and reference rights to the Regulatory Authorities.

(b)           Dyax shall own all regulatory submissions, including all INDs and applications for Regulatory Approvals for Products inside the Field for the Dyax Territory and outside the Field in all countries (except to the extent that Cubist is exercising its rights granted to it under Section 3.1(a) outside of the Cubist Territory,), and shall be responsible for seeking, obtaining and maintaining all such Regulatory Approvals.  Dyax hereby grants, and shall ensure that its Related Parties grant, to Cubist a “Right of Reference or Use,” as that term is defined in 21 C.F.R. §314.3(b) as amended from time to time, and any foreign equivalents, to any and all data contained or referenced in any such submissions (including INDs) or applications for Regulatory Approvals of the Products and Cubist Products, including all reports, correspondence and conversation logs, and Dyax shall provide appropriate notification of Cubist’s access and reference rights to the Regulatory Authorities.

(c)           On an on-going basis during the Term, the Parties shall provide each other with copies of []* related to the Regulatory Approval of Products, including correspondence with Regulatory Authorities, including, as applicable, []*.

4.7           Complaints; Adverse Event Reporting Procedures; Notice of Adverse Events Affecting the Compound; Global Safety Database.

(a)           Each Party will maintain a record of any and all patient or health care provider complaints (“Complaints”) and other Safety Data it receives with respect to the Compounds or the Products.  Each Party will notify the other Party in reasonable detail of any Complaint or other Safety Data received by the Party with respect to the Products with sufficient time to allow the other Party and its Related Parties to comply with any and all regulatory and other requirements imposed upon them in any jurisdiction in which or for which the Products are being Developed in Clinical Studies or Commercialized.

(b)           Each Party will provide the other Party with all Complaint information and Safety Data in its control relating to a Product which information is necessary or desirable for the other Party to comply with all Applicable Laws with respect to the Products.  Each Party will provide such information to the other Party within []* calendar days after its first receipt; provided however, that any information relating to a serious adverse experience (SAE), as that term is defined at 21 C.F.R. §600.80 as

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

amended from time to time and analogous regulations outside the United States, shall be provided to the other Party within []* after its first receipt.  The Party providing the Complaint information or Safety Data shall make all reasonable efforts to assist the receiving Party with any follow-up investigation necessary to comply with Applicable Laws with respect to the applicable Products.

(c)           []* shall maintain, or []* shall enter into an Agreement with a Third Party reasonably acceptable to []* to maintain, a global adverse event database for the []* and shall generate adverse event reports for []*’s use in []*. []* shall have access (including electronic access) to all data in the global adverse event database. []* shall reimburse []* for []* of []*’s reasonable []* of maintaining the global adverse event database following the initiation of a Phase III Clinical Trial by Cubist in the Field within thirty (30) days after receipt of an invoice from []*, such invoice to be provided by []* no more frequently than once each Calendar Quarter; provided that []* shall provide []* with detailed written documentation supporting such costs.

(d)           With respect to (i) Products in the Field for the Cubist Territory, and (ii) Cubist Products in all fields in all countries, Cubist shall be responsible for submitting adverse event reports to the applicable Regulatory Authorities. With respect to Products inside the Field for the Dyax Territory and outside the Field in all countries, Dyax shall be responsible for submitting adverse event reports to the applicable Regulatory Authorities.  Within ninety (90) days after the Effective Date the Parties will develop and agree in writing upon safety data exchange procedures governing the coordination of collection, investigation, reporting, and exchange of information concerning any adverse experiences, and any product quality and product complaints involving adverse experiences, and any other Safety Data, related to the Products, sufficient to enable each Party to comply with its legal and regulatory obligations.

(e)           The Parties acknowledge and agree that all safety data maintained in the global adverse event database for the Products may be used by both Parties and their respective Related Parties to obtain all applicable Regulatory Approvals in accordance with the terms of this Agreement.

4.8           Diligent Development.

(a)           Cubist (directly, or through its Related Parties) shall []* Develop a Product for use in the Field and Commercialization in the Cubist Territory.  For the purpose of this Section 4.8(a), []* shall be deemed satisfied by the performance of []* of the following in each Calendar Year during the Term: (i) Cubist, together with its Related Parties, has expended at least []*, or any lesser amount authorized by the JSC, in Development of a Product; (ii) Cubist and/or any of its Related Parties is []*; (iii) Cubist

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

and/or any of its Related Parties has []*, (iv) the []* has occurred in the []* or (v) Cubist and/or any of its Related Parties is []*.

(b)           Without limiting the generality of Section 4.8(a), Cubist (directly or through its Related Parties) agrees, subject to the provisions of this Section 4.8(b) and Section 4.8(c), to achieve the following specific []* milestones for []* Product in the Field for the Cubist Territory.

Milestone Event	Deadline
[]*	[]*

[]*	[]*

Each date indicated in this Section 4.8(b) (and any subsequent dates) shall be extended automatically to reflect any delay in the achievement of the applicable milestone attributable to External Factors.  For purposes of this Section 4.8(b), an “External Factor” shall mean []*.  The relevant date(s) in this Section 4.8(b) (and any subsequent dates) shall be extended by mutual agreement of the Parties based upon the JSC’s reasonable assessment of the period of time required to reach the applicable milestone event in light of the relevant External Factors.

(c)           In addition to the foregoing, Cubist may also extend the period for completion of any milestone event described in Section 4.8(b) above by []*.

(d)           Failure to Meet Diligence Obligations.  If Cubist fails to meet its obligations under Section 4.8 or 5.1 in any material respect, then Dyax shall have, []*, the right to terminate this Agreement pursuant to Section 12.2(b).

ARTICLE V

COMMERCIALIZATION

5.1           []*.  Cubist shall []* Commercialize a Product in the Field in the United States and each of the Major EU Countries and shall bear all costs and expenses of Commercializing the Product in the Field in the Cubist Territory.

5.2           Advertising and Promotional Materials.

(a)           Cubist shall be responsible for the creation, preparation, production, reproduction and filing with the applicable Regulatory Authorities, of relevant written sales, promotion and advertising materials relating to a Product for Commercialization in the Field for the Cubist Territory

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

(“Cubist Promotional Materials”).  All such Cubist Promotional Materials shall be compliant in all material respects with all Applicable Laws, including the United States Federal Food, Drug and Cosmetic Act (“FDCA”) and the Public Health Service Act (“PHSA”).  When distributing information related to the Product or its use (including information contained in scientific articles, reference publications and publicly available healthcare economic information), Cubist shall comply in all material respects with all Applicable Laws.  []*.

(b)           Dyax shall be responsible for the creation, preparation, production, reproduction and filing with the applicable Regulatory Authorities, of relevant written sales, promotion and advertising materials relating to products containing a Compound in the Field for the Dyax Territory or outside the Field (“Dyax Promotional Materials”).  All such Dyax Promotional Materials shall be compliant in all material respects with all Applicable Laws, including the FDCA and the PHSA.  When distributing information related to products containing a Compound or their use (including information contained in scientific articles, reference publications and publicly available healthcare economic information), Dyax shall comply in all material respects with all Applicable Law.  []*.

5.3           Sales and Distribution.

(a)           Except as provided in Section 5.5, Cubist and its Related Parties shall be responsible for booking sales of the Products in the Field in the Cubist Territory and shall be solely responsible for handling all returns of the Products sold for use in the Field in the Cubist Territory, as well as all aspects of the Product order processing, invoicing and collection, distribution, inventory and receivables.

(b)           Except as provided in Section 5.5, Dyax and its Related Parties shall be responsible for booking sales of Products in the Field in the Dyax Territory and outside the Field and shall be solely responsible for handling all returns of the products sold for use in the Field in the Dyax Territory or sold for use outside the Field, as well as all aspects of such product ordering, processing, invoicing and collection, distribution, inventory and receivables.

(c)           Each Party shall ensure to the degree possible that its distribution of Products in the Cubist Territory shall []*.

5.4           []*.

(a)           Agreement by Dyax.  To the extent permitted by law in each country in the Cubist Territory, Dyax shall not, and shall ensure that its Related Parties agree not to, []*.  Cubist shall be a third party beneficiary of any agreements between or among Dyax and its Related Parties []*, with the

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

right to enforce such agreements.  Dyax shall provide Cubist with a copy of the relevant sections of each such agreement promptly after the execution thereof.

(b)           Agreement by Cubist.  To the extent permitted by law in each country in the Cubist Territory, Cubist shall not, and shall ensure that its Related Parties agree not to, []*.  Dyax shall be a third party beneficiary of the agreements between or among Cubist and its Related Parties []*, with the right to enforce such agreements.  Cubist shall provide Dyax with a copy of the relevant sections of each such agreement promptly after the execution thereof.

5.5           Treatment of []*.

(a)           U.S. Trigger.  The provisions of paragraphs (b) through (h) of this Section 5.5 shall not be in effect until the occurrence of one of the following events, after which such provisions shall be in full force and effect during the Term:

(i)            The JSC determines that, at any time after []* for the Primary Product for use in connection with cardiothoracic surgery but before the []* of such Primary Product for such Indication, []* has occurred in the U.S.;

(ii)           At any time after Cubist []* for use of a Cubist-Branded Product in accordance with this Agreement, []*;

(iii)          Dyax achieves []*.

(b)           []* by Cubist.  Following the occurrence of any one of the triggers described in subparagraphs (a)(ii) or (a)(iii) above, Cubist shall []*. In such event, the Parties shall negotiate in good faith terms governing such []* in accordance with industry standards and taking into account the impact of []*.  If the Parties are unable to agree on such terms, the terms shall be determined by the Executive Officers or arbitration pursuant to ARTICLE XIII consistent with this Section 5.5.

(c)           Tracking and Reporting.  Following any of the triggers described in paragraph (a) above (but, in the case of the trigger of subparagraph (a)(i), only until Cubist achieves Regulatory Approval in the U.S. for marketing a Cubist-Branded Product in accordance with this Agreement), []* Such reports of such sales during each Calendar Quarter shall be delivered by each Party to the other within []* of the end of such Calendar Quarter.  Such reports shall include []*.

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

(d)           Reimbursement.

(i)            By Dyax. Along with each report described in subparagraph (c) above delivered by Dyax to Cubist, Dyax shall pay Cubist []*.

(ii)           By Cubist. Along with each report described in subparagraph (c) above delivered by Cubist to Dyax, Cubist shall pay Dyax []*.

(e)           []*.   No earlier than []* months following []* in connection therewith.  The Parties and their Related Parties hereby agree to use Commercially Reasonable Efforts (based upon available information and []* within such []*) to negotiate and implement appropriate mechanisms to address such issues.  Such mechanisms shall be as consistent as possible with the terms set forth in Sections 5.5(b), 5.5(c) and 5.5(d); provided, that any corresponding trigger in []* to the []* trigger described in Section 5.5(a)(iii) above (i.e., []*) shall also require a []*; and provided further, that for []* within the []*, the mechanisms shall be as consistent as possible with the terms set forth in Section 5.5(c) and Section 5.5(d) only.  If the Parties are unable to reach agreement by the time of []* on the appropriate mechanisms to implement, the terms of such mechanisms shall be determined by the Executive Officers and the executive officer(s) of Dyax’s or Cubist’s Sublicensees or arbitration pursuant to ARTICLE XIII; provided, that, for any such arbitration, “[]*” shall be substituted for “[]*” and “[]*” shall be substituted for “[]*” in each instance such terms appear in ARTICLE XIII, and the provision regarding the Federal Rules of Evidence will not apply.

(f)            Audits.  Each Party will have to the right to audit the Other Party’s records and books of account pertaining to this Section 5.5 in accordance with Section 7.7.

(g)           Liquidated Damages; Sole and Exclusive Remedy.  The amounts payable pursuant to Section 5.5(d)(i) shall be liquidated damages to be paid to Cubist, and not a penalty to be paid by Dyax.  The amounts payable pursuant to Section 5.5(d)(ii) shall be liquidated damages to be paid to Dyax, and not a penalty to be paid by Cubist.  Notwithstanding the foregoing or the terms of Section 5.4, a Party’s right to receive payment pursuant to Section 5.5 shall be such Party’s sole and exclusive remedy for all activities by the other Party or such other Party’s Related Parties that would otherwise be a material breach of Sections 5.4.

5.6           Recalls, Market Withdrawals or Corrective Actions.  In the event that any Regulatory Authority issues or requests a recall or takes a similar action in connection with a Product anywhere in the world, or in the event either Party reasonably determines that an event, incident or circumstance has occurred that may result in the need for a recall or market

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

withdrawal of the Product, the Party notified of such recall or similar action, or the Party that desires such recall or similar action, shall, within twenty-four (24) hours advise the other Party thereof by telephone or facsimile. Cubist shall, in consultation with Dyax, determine whether to conduct a recall of the Product in the Field in the Cubist Territory and the manner in which any such recall shall be conducted (except in the case of a government mandated recall, when Cubist may act without such advance notice but shall notify Dyax as soon as possible).  Similarly, Dyax shall, in consultation with Cubist, determine whether to conduct a recall of Product in the Field in the Dyax Territory, or outside the Field, and shall determine the manner in which such recall shall be conducted (except in the case of a government mandated recall, when Dyax may act without such advance notice but shall notify Cubist as soon as possible).  []*, in which case such other Party shall be responsible for the expenses; provided that this will not limit any remedy that either Party may have against the other Party in connection with such recall. Each Party will make available all of its pertinent records that may be reasonably requested in order to affect a recall conducted by the other Party.

ARTICLE VI

MANUFACTURE AND SUPPLY OF PRIMARY PRODUCT

6.1           Product Inventory.  Subject to product expiration and other applicable requirements of law or regulation, Cubist shall be entitled to use the Product Inventory transferred and assigned to Cubist under Section 3.3 in connection with the Development or Commercialization of the Primary Product in the Field in or for the Cubist Territory.

6.2           Supply of Drug Substance.  During the Term, upon the request of Cubist, which request may be made in writing at any time and from time to time after the Effective Date, Dyax shall supply Drug Substance to Cubist (or its designee) in reasonably sufficient quantities to satisfy the requirements of Cubist and its Related Parties for use thereof in the Development and Commercialization of the Product in the Field pursuant to this Agreement; provided, however, that the foregoing obligation of Dyax to supply shall be subject to the following provisions (or any more favorable terms regarding forecasting, ordering, or other similar terms, that Dyax receives from its contract manufacturing organization):

(a)           In order to allow Dyax the ability to meet its obligations under this Section 6.2, forecasting will commence []*.  []* will be provided by each Party on a []* at the JMC meetings.  Such forecasts will include []* for Drug Substance.

(b)           Dyax’s obligation to supply Cubist (or its designee) with Drug Substance shall be limited to quantities that are []*.

(c)           Cubist will have the right to notify Dyax in writing (the “Projected Launch Notice”) of []* (“Projected Launch Date”).  The Projected Launch Notice []*.  The Projected Launch Notice will include a []* for Commercialization in the []* after such projected First Commercial Sale (the “Projected Launch Forecast”).  []*.  The first such updated Projected Launch Forecast will include a []* of Drug Substance Cubist expects to

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

require for Commercialization in the first []* months after the projected First Commercial Sale and the second such updated Projected Launch Forecast will include a []* of Drug Substance Cubist expects to require for Commercialization in the first []* after the projected First Commercial Sale.  Each updated Projected Launch Forecast shall not alter the amounts forecasted for the periods covered by the previously-delivered Projected Launch Forecasts.  After receipt of the Projected Launch Notice, Dyax will produce a supply of Drug Substance for Commercialization by Cubist in accordance with the following schedule (the “Initial Inventory Supply”):

(i)                                     at least []* prior to the Projected Launch Date, Dyax will have produced and delivered to Cubist or Cubist’s designee a quantity of Drug Substance equal to the quantity identified in the Projected Launch Forecasts for the []*;

(ii)                                  at least []* prior to the Projected Launch Date, Dyax will have produced and delivered to Cubist or Cubist’s designee a quantity of Drug Substance equal to the quantity identified in the Projected Launch Forecasts for the first []*; and

(iii)                               upon the Projected Launch Date, Dyax will have produced and delivered to Cubist or Cubist’s designee a quantity of Drug Substance []*.

(d)                                 Dyax will ensure that all Drug Substance produced pursuant to subsections 6.2(c)(i) — (iii) (and all Drug Substance subsequently supplied pursuant to the Supply Agreement) will be stable under normal storage conditions for []*.

6.3           Shortages.  Dyax will notify the JMC in writing as soon as Dyax concludes that a Product Shortage is likely to occur.  In cases of shortages of Drug Substance, available supplies will be allocated, as between the Parties []*.

6.4           Role of []*.  Except as otherwise provided in this Agreement (including without limitation Section 13.2(c)) or agreed by the Parties, []* will have the right to make all decisions with respect to manufacturing of Drug Substance, including without limitation, decisions relating to Manufacturing procedures, work to support quality assurance, improving Manufacturing Costs, Manufacturing efficiency and commercial scale-up Manufacturing, provided that Dyax will Manufacture or have Manufactured Drug Substance in conformity with all Applicable Law in the United States and Europe.

6.5           Step-In Rights.

(a)                                  Notwithstanding the restrictions set forth in Section 3.1(f) that preclude Cubist from Manufacturing or having Manufactured the Drug Substance in or for the Cubist Territory, Cubist shall have the option, exercisable at

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

any time within []* after occurrence of any of the following events (which cannot be attributed to a force majeure event described in Section 14.13), []*.

(b)                                 If Cubist elects to exercise its option under Section 6.5(a), then all of []*; provided however, that Dyax shall support the transfer of Manufacturing information and technology then-untransferred to Cubist or to a manufacturer of Drug Substance chosen by Cubist, including, without limitation, the transfer of the then-current Manufacturing information and technology with respect to Drug Substance, and the transfer of rights under the []* Intellectual Property. Upon the transfer of rights under the []* Intellectual Property, []*.  Furthermore, at Cubist’s option, Dyax shall continue to Manufacture and supply Drug Substance []*, or until such time as all of the technology transfer under this Section 6.5(b) has been completed and a new manufacturer has been qualified. If Cubist supplies Dyax or its Related Parties with Drug Substance, Dyax or its Related Parties shall be responsible for the []* for such Drug Substance.

(c)                                  If Cubist elects to exercise its option under Section 6.5(a), []*, including without limitation, Sections 2.2, 2.5, 2.6, and 13.2.

6.6           Contract Manufacturer Agreements.  Dyax shall:

(a)                                  use Commercially Reasonable Efforts to have included in any supply agreement executed with a contract manufacturer that will Manufacture Drug Substance on behalf of Dyax a provision that states []*; and

(b)                                 not amend any agreement with a contract manufacturer in a manner that adversely affects Cubist.

6.7           Transfer Price.  In consideration for the supply of Drug Substance by Dyax to Cubist, Cubist shall pay to Dyax the applicable Transfer Price for such Drug Substance.  The Transfer Price shall be paid as follows:

(a)                                  if and to the extent external Manufacturing Costs are incurred by Dyax in advance of actual delivery of Drug Substance to Cubist, []*; provided, however, that Dyax will not (i) amend any agreement with a contract manufacturer in a manner that adversely affects Cubist, or (ii) amend any contract for the Manufacture of Drug Substance that provides payment terms more favorable for Drug Substance provided by the contract manufacturer for use by Dyax or any other Dyax licensee than for Drug Substance provided by the contract manufacturer for use by Cubist;

(b)                                 the balance of the Transfer Price shall be paid by Cubist []*.

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

6.8           Manufacturing Improvements.

(a)                                  JMC Recommended Cost of Sales Reductions.  Cubist will notify Dyax in writing after []* to be used in Cubist’s first Phase III Clinical Trial and, along with such notice, []*.  If the Transfer Price for the Primary Product for commercial use, as determined pursuant to 1.157(b), is greater than []* of such estimated Net Sales price, Cubist may request that the JMC evaluate and recommend changes to manufacturing processes or provide other recommendations that will reduce the Manufacturing Costs and such commercial Transfer Price (the “JMC Recommended Changes”).  The JMC will, within ninety (90) days following Cubist’s request to the JMC, issue a report to the Parties that identifies the JMC Recommended Changes.  If the JMC is unable to reach agreement regarding the changes to recommend, the JMC Recommended Changes will be determined by the Executive Officers and arbitration, pursuant to ARTICLE XIII and consistent with this Section 6.8(a).  Notwithstanding anything to the contrary in the foregoing, the JMC shall not issue a report until resolution of any dispute pursuant to Section 6.8(a).

(b)                                 Implementation; Dyax Co-Funding.  Upon Cubist’s receipt of the JMC’s report pursuant to Section 6.8(a), []*, one or more of the JMC Recommended Changes.  Dyax may, upon written notice to Cubist delivered within []* after receipt of Cubist’s notice of election to implement, elect to pay for []* of the expenses of implementing the JMC Recommended Changes selected by Cubist (such election being the election to “Co-Fund”).  If Dyax has elected to Co-Fund, the JMC shall promptly agree upon a plan to implement the JMC Recommended Changes (an “Implementation Plan”).

(c)                                  Cubist Step-In Rights.  If Dyax []*, or if at any time after []* Dyax does not []* obligation and: []*, then: (i) Cubist will have the step-in rights set forth in Section 6.5(a)(x), and (ii) Dyax and Dyax’s Related Parties may []*.

6.9           Commercial Supplier Selection; Process Development; Scale Up.

(a)                                  Cubist may, at any time following the Effective Date, by providing written notice to Dyax, []*.

(b)                                 In the event that Cubist has not provided written notice to Dyax under Section 6.9(a) at the time of the initiation of a Phase III Clinical Study by Cubist for the Primary Product, then, at any time thereafter, []* in accordance with Section 6.9(a) by providing written notice thereof to Cubist.

(c)                                  Promptly following a notice under Section 6.9(a) or (b), Dyax shall []*.  Dyax shall consult with Cubist about and involve Cubist in []*.  The Parties []* all reasonable Third Party costs associated with any: (i) programs associated with technology transfer, process development and

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

validation activities, (ii) any manufacturing scale-up required to meet the Drug Substance supply needs of the Parties as forecasted in accordance with Section 6.2(a) and any improvements associated with such manufacturing scale-up, and (iii) related regulatory affairs activities; provided that, in each case such costs are applicable to []* under this Section 6.9 (collectively, the costs under this Section 6.9 are the “Process Development Costs”).

(d)                                 The Parties will allocate any Drug Substance Manufactured in connection with the process validation of such new Manufacturing process between the Parties on a []* applicable to such Drug Substance, as set forth in Section 6.2(a).

6.10         Supply Agreement.

(a)                                  Within []* following the Effective Date, the Parties shall use Commercially Reasonable Efforts to negotiate in good faith and enter into a supply agreement, pursuant to which Dyax will supply to Cubist Drug Substance (the “Supply Agreement”), and a quality agreement in accordance with industry standards governing the Drug Substance supplied pursuant to the Supply Agreement. The Supply Agreement shall include the applicable terms set forth in Sections 6.1 through 6.9 of this Agreement and shall contain such other provisions that the parties mutually agree upon that are customary for supply agreements of this type.  Pending the execution and delivery of the Supply Agreement, Manufacture of the Product shall be conducted in accordance with the terms and conditions of this ARTICLE VI.  If the Parties do not reach agreement on the terms of a Supply Agreement and quality agreement within such []* following the Effective Date, such terms shall be determined by the Executive Officers or arbitration pursuant to ARTICLE XIII consistent with this ARTICLE VI.

(b)                                 Each Party will appoint at least one manufacturing logistics and quality assurance manager to support the Parties’ respective Product Manufacturing activities, and to function as a liaison with the JMC on matters relating to the Manufacture and supply of Drug Substance and Drug Product.

ARTICLE VII

FINANCIAL PROVISIONS

7.1           Upfront License Fee.  Within five (5) days following the Effective Date, Cubist shall pay to Dyax a non-refundable, non-creditable, upfront license fee in the amount of Fifteen Million Dollars ($15,000,000).

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

7.2           Inventory Supply Fee.  Within thirty (30) days following Dyax’s delivery to Cubist of the Product Inventory in accordance with Section 3.3, Dyax will send Cubist an invoice for an inventory supply fee of []* in consideration for the expenses incurred by Dyax in the manufacture of such Product Inventory; provided that if any Product within such Product Inventory expires before use in Development of the Primary Product, Cubist shall be entitled to return such expired Product to Dyax (or destroy it at Dyax’s request) and receive a credit against any amounts due to Dyax under Section 6.7 for the pro rated amount of such expired Product based on the inventory supply fee described above.  Cubist will pay Dyax the amounts owed pursuant to such invoice within forty-five (45) days after receipt of such invoice.

7.3           Development Milestones.  Within thirty (30) days of the first occurrence of each of the following events with respect to any Product, Cubist shall make the following payments to Dyax:

Milestone Event		Payment

(a)	First Indication

(i)	Upon the earlier of (i) the successful completion of the [] or (ii) []*	$	[]	*

(ii)	Upon []*	$	[]	*

(iii)	Upon []* by Cubist or a Related Party of Cubist	$	[]	*

(iv)	Upon []*	$	[]	*

(v)	Upon []* by Cubist or a Related Party of Cubist	$	[]	*

(vi)	Upon []* by Cubist or a Related Party of Cubist []	$	[]	*

(vii)	Upon []* in a [] by Cubist or a Related Party of Cubist	$	[]	*

Milestone Event		Payment

(b)	Second Indication

(i)	Upon []*	$	[]	*

(ii)	Upon []*	$	[]	*

(iii)	Upon []* by Cubist or a Related Party of Cubist	$	[]	*

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

(iv)	Upon []*	$	[]	*

(v)	Upon []* by Cubist or a Related Party of Cubist	$	[]	*

(vi)	Upon []* by Cubist or a Related Party of Cubist	$	[]	*

(vii)	Upon []* by Cubist or a Related Party of Cubist	$	[]	*

For the avoidance of doubt, each of the foregoing milestone payments shall be paid only once by Cubist, and once paid for any given Product or Cubist Product, shall not apply to any other Product or Cubist Product subsequently developed by Cubist that subsequently achieves the same milestone.  Consequently, the maximum amount that Cubist could be obligated to pay to Dyax under this Section 7.3 is []*.

7.4           Sales Milestones.  Within []* after the end of the Calendar Year in which each of the following events first occur []* by Cubist or a Related Party of Cubist, Cubist shall make the following payments to Dyax:

Milestone Event			Payment

(a)	First Calendar Year in which aggregate Net Sales for Products in all Indications in the Field in the Cubist Territory []*	$	[]	*

(b)	First Calendar Year in which aggregate Net Sales for Products in all Indications in the Field in the Cubist Territory []*	$	[]	*

(c)	First Calendar Year in which aggregate Net Sales for Products in all Indications in the Field in the Cubist Territory []*	$	[]	*

For the avoidance of doubt, each of the foregoing milestone payments is a separate payment and shall be paid only once by Cubist.  Consequently, the maximum amount that Cubist could be obligated to pay to Dyax under this Section 7.4 is []*.

7.5           Royalties.

(a)                                  Royalty Rates.  Subject to Sections 7.5(c), (d) and (e) below, for each Calendar Year, Cubist shall pay to Dyax royalties on the aggregate Net Sales of Products in the Field in the Cubist Territory by Cubist or a Related Party of Cubist as follows:

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

Calendar Year Net Sales of Products in the Field in the Cubist Territory		Royalty Rate

(i)	Portion of Net Sales of Products that are less than or equal to []*	[]*

(ii)	Portion of Net Sales of Products that are greater than []* and less than or equal to []*	[]*

(iii)	Portion of Net Sales of Products that are greater than []* and less than or equal to []*	[]*

(iv)	Portion of Net Sales of Products that are greater than []*	[]*

(b)                                 Applicability of Royalty Rates to Net Sales.  Royalties on aggregate Net Sales of Products in the Field in the Cubist Territory in a Calendar Year shall be paid at the rate applicable to the portion of Net Sales within each of the Net Sales levels above during such Calendar Year.  For example, if during a Calendar Year, Net Sales of Products in the Field in the Cubist Territory were equal to []*, the royalties payable by Cubist would be calculated by adding (i) the royalties with respect to the first []* at the first level percentage of []* x []* = []*), (ii) the royalties with respect to the next []* at the second level percentage of []* x []* = []*) and (iii) the royalties with respect to the next []* at the third level percentage of []* x []* = []*), for a total royalty amount of []*.

(c)                                  Royalty Adjustments Following Loss of Intellectual Property Protection.  The royalties payable with respect to Net Sales of a Product sold in the Field shall be reduced to []* of the amounts otherwise payable pursuant to Section 7.5(a) during any portion of the Royalty Term when there is no Valid Claim within the Dyax Patent Rights Covering such Product in the Field (i) in the United States, and (ii) on a country-by-country basis in Europe if the Dyax Know-How used in the Manufacture or Commercialization of such Product no longer meets the definition of “know-how” defined in Article 1(i) (Commission Regulation (EC) No. 772/2004); provided that if, []*.

(d)                                 []*.

(i)                                     During the []*.

(A)                              Subject to subsection 7.5(d)(i)(C) below, in the event that []*, then beginning upon commencement of []*.

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

Notwithstanding anything to the contrary above, this Section 7.5(d)(i)(A) shall apply if a []*.

(B)                                In the event a Third Party []* for purposes of calculating the Transfer Price applicable to all Drug Substance supplied by Dyax to be sold by Cubist in such country.

(C)                                If a Third Party []*.  Such reimbursement, including any accrued interest, shall be made within forty-five (45) days after Cubist’s receipt of such notice from Dyax.

(D)                               Notwithstanding the foregoing, if after the Effective Date []* of subsection 7.5(d)(i)(A) shall not apply to any []*.

(E)                                 Notwithstanding anything in this Section 7.5(d), Cubist shall remain obligated to make any milestone payments due to Dyax under Sections 7.3 and 7.4.

(ii)                                  Other Generic Competition   In the event there is Generic Competition for a Product in a particular country of the Cubist Territory in any of the  following periods: []*, then, for each such country in which there is Generic Competition during any such periods, the royalties payable pursuant to Section 7.5(a) for such Product shall be reduced, on a country-by-country basis for the applicable Calendar Quarter as follows:

Share of Market Held by Generic Product	Royalty Reduction

[]*	[]*

[]*	[]*

[]*	[]*

In the event that Cubist does not reduce royalties pursuant to this Section 7.5(d) for any Calendar Quarter because, at the time that such royalties are due for such Calendar Quarter, Cubist does not have sufficient information regarding market share of Generic Competition, but subsequently determines that it was entitled to such a reduction for such Calendar Quarter, Cubist may apply the reduction that it would have been entitled to for such Calendar Quarter as a credit against royalties owed to Dyax for the subsequent Calendar Quarter.

(e)                                  Blocking Third Party Patent Rights; In-Licenses. If the Development, Manufacture or Commercialization of a Product by Cubist in the Cubist Territory in accordance with this Agreement infringes Blocking Third Party Patent Rights, []* of such Blocking Third Party Patent Rights that

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

are reasonably allocable to the Development, Manufacture or Commercialization of the Product in the Field for the Cubist Territory.  The royalties payable by Cubist to Dyax under Section 7.5(a), as reduced according to Sections 7.5(c) and (d), will then be reduced []* pursuant to the applicable In-License; provided, however, that in no event shall the provisions of this Section 7.5(e) operate to reduce royalties payable by Cubist for any Calendar Quarter by more than []*, and provided further, that if any royalties payable to the Third Party cannot be used as a reduction in a given Calendar Quarter due to the preceding proviso, the unused amount of such royalties payable may be carried forward for use to off-set royalties payable to Dyax in future Calendar Quarters.

(f)                                    Royalties to []*.  Dyax shall be responsible for and shall pay all payments due to []* under the []* License Agreement; provided that if upon Cubist’s []* of the Primary Product in the U.S. []* such Primary Product is []*, Cubist royalty obligations pursuant to Section 7.5 shall increase by an amount equal to []* of the royalties Dyax owes to []* under the []* License Agreement for Cubist Net Sales of the Primary Product (up to a maximum of an additional []*)  as required by the terms of the []* License Agreement as it exists as of the Effective Date.

(g)                                 Cubist Products.  As additional consideration for the obligations of each Party under this agreement, and subject to Sections 7.5(c), (d) and (e), for each Calendar Year, Cubist shall pay to Dyax (i) upon the []* of any of the milestone events referenced in Section 7.3 with respect to a Cubist Product that have not otherwise occurred with respect to a Product, []* with respect to a Product, and (ii) []* on the aggregate Net Sales of Cubist Products (as Net Sales term is defined in Section 1.109 but substituting “Cubist Product” for “Product” in such definition for purposes of this Section 7.5(g)) in the Field in the Cubist Territory in accordance with Section 7.5(a), including []*.  The []* shall apply separately to aggregate Net Sales of Cubist Products and aggregate Net Sales of Products.  For example, if in a particular Calendar Year Cubist achieves Net Sales of Products equal to []* and Net Sales of Cubist Products equal to []*, the royalties to be paid based on the Net Sales of the Products shall be []* and the royalties to be paid based on the Net Sales of the Cubist Products shall be []*.

(h)                                 Royalty Term. The royalty payment obligations of Cubist with respect to each Product or Cubist Product in any Indication at the rates set forth in Sections 7.5(a) and 7.5(g) (as adjusted pursuant to the provisions of Section 7.5(c), (d) and/or (e) above) shall commence in each country of the Cubist Territory on the date of []* in such country and in such Indication, and continue (i) for each Product, until the later of []*.

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

(i)                                     Royalties Paid By Dyax.  For each Calendar Year, Dyax shall pay Cubist royalties on the aggregate Dyax Net Sales of Products that are Covered by a Valid Claim of a Cubist Improvement or for which the Development, Manufacture or Commercialization made or makes use of Cubist Know-How included within the Cubist Improvements in the Dyax Field in any and all countries in accordance with the royalty rates []*.  The royalty payment obligations of Dyax with respect to a Product or Cubist Product pursuant to this Section 7.5(i), []* or as provided below, shall commence in each country []*.  Notwithstanding the foregoing, in the event that Cubist either (a) grants (or attempts to grant) to a Third Party rights that are exclusively licensed to Dyax under Section 3.4(a)(ii) or (b) materially breaches its obligations under Section 4.5 (each, a “Cubist Breach”), Dyax may provide notice of such Cubist Breach to Cubist and, if Cubist has not cured the Cubist Breach described in such notice within []* following receipt of such notice, then Dyax may reduce the royalties due to Cubist pursuant to this Section 7.5 (and giving effect to all applicable reductions and credits under this Section 7.5) by []*; provided that, if such Cubist Breach, by its nature, is curable, but not within the foregoing []* cure period, then such cure period shall be extended if Cubist provides a written plan for curing such Cubist Breach to Dyax and uses Commercially Reasonable Efforts to cure such Cubist Breach in accordance with such written plan; provided that no such extension shall exceed []* without the written consent of Dyax, and Dyax may not apply such royalty reduction until the expiration of such extended cure period of such Cubist Breach has not been cured by such time.

(j)                                     General.

(i)                                     Only one royalty shall be due with respect to the same unit of Product or Cubist Product;

(ii)                                  No royalties shall be due upon the sale or other transfer among a Party or its Related Parties, but in such cases the royalty shall be due and calculated upon the Party’s or its Related Party’s Net Sales to the first independent Third Party;

(iii)                               No royalties shall accrue on the sale or other disposition of a Product or Cubist Product by the Parties or their Related Parties for use in a Clinical Study or any other Development activities; and

(iv)                              No royalties shall accrue on the disposition of a Product or Cubist Product in reasonable quantities by a Party or Related Parties as samples (promotion or otherwise) or as donations (for example, to non-profit institutions or government agencies for a non-commercial purpose).

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

7.6           Royalty Reports and Payments.  Within []* days after the end of each Calendar Quarter for which royalties are payable by a Party with respect to Net Sales pursuant to Section 7.5, such Party shall submit to the other Party a report, on a country-by-country basis, providing in reasonable detail an accounting of all Net Sales (including an accounting of all unit sales of Products and Cubist Products) made during such Calendar Quarter in its Territory and the calculation of the applicable royalties under Section 7.5.  Concurrently with the submission of such report, such Party shall pay to the other Party all royalties payable by it under Section 7.5, as indicated in the report.

7.7           Audits.  Each Party shall keep, and shall require its Related Parties to keep, records and books of account containing all data necessary for the calculation of the amounts payable under this Agreement, including royalties payable under Section 7.5 and any reimbursement or other compensation payable pursuant to Section 5.5.  Those records and books of account shall be kept for at least []* following the end of the Calendar Year to which they relate.  Upon the other Party’s written request, an independent accounting firm appointed by agreement between the Parties or, failing such agreement within []* of the initiation of discussions between them on this point, such other Party shall have the right to cause an international firm of independent certified public accountants that has not performed auditing or other services for either Party or their Related Parties and is acceptable to the Party being audited pursuant to this Section, such acceptance not to be unreasonably withheld, to inspect such records and books of account.  In particular such firm:

(a)                                  shall be given access to and shall be permitted to examine and copy such books and records of the audited Party and its Related Parties upon []* notice having been given by the auditing Party and at all reasonable times on Business Days for the purpose of certifying that the Net Sales or other relevant sums calculated by the audited Party and its Related Parties during any Calendar Year were reasonably calculated, true and accurate or, if this is not their opinion, certify the Net Sales figure or other relevant sums for such period which in their judgment is true and correct;

(b)                                 prior to any such examination taking place, such accounting firm shall undertake to the audited Party that they shall keep all information and data contained in such books and records, strictly confidential and shall not disclose such information or copies of such books and records to any third person including the auditing Party, but shall only use the same for the purpose of calculations which they need to perform in order to issue the certificate to which this Section envisages;

(c)                                  any such access examination and certification shall occur no more than once per Calendar Year;

(d)                                 the audited Party and its Related Parties shall make available personnel to answer queries on all books and records required for the purpose of that certification; and

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

(e)                                  the cost of the accountant shall be the responsibility of the audited Party if the certification shows it to have underpaid monies to the auditing Party by more than []* and the responsibility of the auditing Party otherwise.

7.8           Tax Matters.  If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth in this ARTICLE VII, each Party shall make such withholding payments as required and subtract such withholding payments from the payments set forth in this ARTICLE VII.  Each Party shall submit appropriate proof of payment of the withholding taxes to the other Party within a reasonable period of time.  At the request of a Party, the other Party shall, at such requesting Party’s cost, give the requesting Party such reasonable assistance, which shall include the provision of appropriate certificates of such deductions made together with other supporting documentation as may be required by the relevant tax authority, to enable the requesting Party to claim exemption from such withholding or other tax imposed or obtain a repayment thereof or reduction thereof and shall upon request provide such additional documentation from time to time as is reasonably required to confirm the payment of tax.

7.9           United States Dollars.  All dollar ($) amounts specified in this Agreement are United States dollar amounts.

7.10         Currency Exchange.  With respect to Net Sales invoiced or expenses incurred in U.S. dollars, the Net Sales or expense amounts and the amounts due to the receiving Party hereunder shall be expressed in U.S. dollars.  With respect to Net Sales invoiced or expenses incurred in a currency other than U.S. dollars, the Net Sales or expense shall be expressed in the currency in which such Net Sales were invoiced or such expense was incurred together with the U.S. dollar equivalent, calculated using the average of the spot rate on the first and last Business Days of the Calendar Quarter in which the Net Sales were made or the expense was incurred.  The “closing mid-point rates” found in the “dollar spot forward against the dollar” table published by The Financial Times or any other publication as agreed to by the Parties shall be used as the source of spot rates.  All payments shall be made in U.S. dollars.

7.11         Blocked Payments.  In the event that, by reason of Applicable Law in any country, it becomes impossible or illegal for a Party or its Related Parties, to transfer, or have transferred on its behalf, royalties or other payments to the other Party, such Party shall promptly notify the other Party of the conditions preventing such transfer and such royalties or other payments shall be deposited in local currency in the relevant country to the credit of the other Party in a recognized banking institution designated by the other Party or, if none is designated by the other Party within a period of thirty (30) days, in a recognized banking institution selected by such Party or its Related Party, as the case may be, and identified in a notice given to the other Party.

7.12         Late Payments.  The owing Party shall pay interest to the owed Party on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to the “prime” rate, as published in The Wall Street Journal on the date such payments are due, []*, calculated on the number of days such payments are paid after the date such payments are due and compounded monthly.

*Confidential treatment requested.  Omitted portions filed with the commission.

ARTICLE VIII

INTELLECTUAL PROPERTY OWNERSHIP,
PROTECTION AND RELATED MATTERS

8.1           Ownership of Inventions.

(a)                                  Sole Inventions.  Each Party shall exclusively own all Inventions made solely by such Party, its Affiliates and its and their employees, agents, consultants and contractors (“Sole Inventions”).  Sole Inventions made solely by Cubist, its Affiliates, and its and their employees, agents, consultants and contractors are referred to herein as “Cubist Sole Inventions”.  Sole Inventions made solely by Dyax, its Affiliates, and its and their employees, agents, consultants and contractors, as well as []*, are referred to herein as “Dyax Sole Inventions”.

(b)                                 Joint Inventions and Joint Know-How.  The Parties shall jointly own all Inventions conceived or reduced to practice jointly by employees, agents, consultants, and contractors of Cubist and its Affiliates and employees, agents, consultants and contractors of Dyax and its Affiliates other than []*, (“Joint Inventions”), in connection with their activities and pursuant to their respective rights and obligations under this Agreement.  The Parties shall jointly own all Joint Know-How and Joint Patent Rights. The Parties shall jointly own all Joint Know-How and Joint Patent Rights on a worldwide basis, subject to the licenses granted in Sections 3.1 and 3.4 of this Agreement, without restriction by Field and in accordance with and bearing with it the same rights as the joint ownership interests of co-inventors named on United States patents under United States patent laws, including the right to practice the Joint Know-How or Joint Patent Rights and to license others to do the same, without obtaining the consent of or accounting to the other Party.  In order to implement the rights of joint ownership throughout the world as provided for in this Section 8.1(b), each Party hereby assigns to the other Party, and, subject to the licenses granted in Sections 3.1 and 3.4 of this Agreement, hereby grants to the other Party all consents, licenses and waivers, in each case that are necessary to achieve such joint ownership and the rights associated with such sole or joint ownership worldwide, and agrees to provide documents evidencing or that may be required to record such assignments, consents, licenses and waivers promptly upon the other Party’s request and without regard to the existence of a pending dispute pursuant to ARTICLE XIII of this Agreement.  Promptly after being requested in writing, each Party shall provide to the other all documents and instruments required to evidence or record any such assignments, consents, licenses or waivers, or (to the extent otherwise consistent with this Agreement) to enforce rights in the assigned Joint Patent Rights.

*Confidential treatment requested.  Omitted portions filed with the commission.

(c)                                  Inventorship.  For purposes of determining whether an Invention is a Cubist Sole Invention, a Dyax Sole Invention or a Joint Invention, questions of inventorship or whether the Invention must claim priority to the Existing Dyax Patent Rights shall be resolved in accordance with United States patent laws.  In the event of a dispute among the Parties as to an inventorship determination, which cannot be resolved by counsel to the Parties, the Parties shall refer the determination to a Third Party patent counsel reasonably acceptable to the Parties, who shall make a final determination of inventorship which shall be binding upon the Parties and their respective inventors.

(d)                                 Employee Assignments.  Each Party will cause each of its employees, contractors and agents, and each of its Affiliates’ employees, contractors and agents acting under authority from it or its Affiliates before engaging in the Development or Commercialization of a Compound or Product to enter into a binding written agreement or to be bound by an established corporate policy to assign to such Party, or as such Party shall direct, to assign to the other Party as a third party under such agreement, all Inventions and Patent Rights conceived or reduced to practice by such employee, contractor or agent.

8.2           Prosecution and Maintenance of Patent Rights.

(a)                                  As used in this Section 8.2, the term “Controlling Party” shall mean (i) Dyax with respect to the filing, prosecution and maintenance of the Dyax Patent Rights, and any Joint Patent Rights that []*, and (ii) Cubist with respect to the filing, prosecution and maintenance of any Cubist Patent Rights included within the Cubist Improvements and all other Joint Patent Rights. The Controlling Party shall use Commercially Reasonable Efforts to prepare, file, prosecute and maintain the Patent Rights for which it is responsible and shall confer with and keep the other Party reasonably informed regarding the status of such activities. In addition, the Controlling Party shall have the following obligations with respect to the filing, prosecution and maintenance of any Patent Rights for which it is responsible:

(i)                                     the Controlling Party shall use Commercially Reasonable Efforts to provide to the other Party for review and comment a substantially completed draft of any patent application included within the Patent Rights for which it is responsible at least thirty (30) days prior to the filing of any such patent application and []* any comment from such Party;

(ii)                                  the Controlling Party shall provide the other Party promptly with copies of all material communications received from or filed in patent offices with respect to such filings; and

*Confidential treatment requested.  Omitted portions filed with the commission.

(iii)                               the Controlling Party shall consult with the other Party a reasonable time prior to taking or failing to take action that would materially affect the scope, validity, enforceability, or maintenance of any Valid Claim included within the Patent Rights for which it is responsible, including, without limitation providing access by the other Party to the complete files of any patent nullification, opposition, interference, re-examination, reissue or patent term extension proceedings instituted anywhere in the world without regard to Territory or Field under this Agreement.

Furthermore, if the Controlling Party elects not to undertake the preparation, filing, prosecution, defense and/or maintenance of any Patent Right for which it is made a Controlling Party hereunder (or, after commencement of such filing, prosecution, defense and/or maintenance, desires to cease the prosecution or the maintenance of any Patent Rights for which it is responsible and which Cover a Product), then the Controlling Party shall promptly notify the other Party of such election and the other Party shall be entitled (but not obligated), at its expense, to assume the preparation, filing, prosecution, defense and/or maintenance of such Patent Rights.  []*.

(b)                                 Costs and Expenses.  Any costs and expenses incurred by a Party in preparing, filing, prosecuting, maintaining or defending the Joint Patent Rights shall be []*.  Any reasonable out-of-pocket costs and expenses incurred by the Parties in preparing, filing, prosecuting, maintaining or defending the Dyax Patent Rights and Cubist Improvements Covering a Compound or Product in the Field through a centralized international procedure for both the Cubist Territory and the Dyax Territory that are not specific to the Cubist Territory or the Dyax Territory shall be []*.  In addition, the Parties []* all reasonable out-of-pocket costs and expenses incurred in the Cubist Territory by Dyax in preparing, filing, prosecuting, defending and/or maintaining any Dyax Patent Rights specifically Covering the use of the Compound or Product in the Field, to the extent not included in the expense-sharing provision of the immediately preceding sentence.

8.3           Third Party Infringement.

(a)                                  Notice.  Each Party shall promptly report in writing to the other Party during the Term any known or suspected (i) infringement of any of the Dyax Patent Rights, Cubist Patent Rights included in the Cubist Improvements or Joint Patent Rights or (ii) unauthorized use of any of the Dyax Know-How, Cubist Know-How included in the Cubist Improvements or Joint Know-How of which such Party becomes aware and shall provide the other Party with all available evidence supporting such known or suspected infringement or unauthorized use.

*Confidential treatment requested.  Omitted portions filed with the commission.

(b)                                 Cooperation with Respect to Competitive Infringements.  With respect to any infringement or unauthorized use described in paragraph (a) above involving the development, manufacture or commercialization by a Third Party of a Competing Product (a “Competitive Infringement”), as soon as reasonably practicable after the receipt of such notice, the Parties shall cause the JSC to meet and consider the appropriate course of action with respect to such Competitive Infringement. With respect to any Competitive Infringement, the Parties shall at all times cooperate, share all material notices and filings in a timely manner, provide all reasonable assistance to each other and use Commercially Reasonable Efforts to mutually agree upon an appropriate course of action, including, as appropriate, the preparation of material court filings and any discussions concerning prosecution and/or settlement of any such claim.

(c)                                  Final Authority.  Final decisions on whether to initiate a proceeding, and the course of action in such proceeding, including settlement negotiations and terms with respect to any Competitive Infringement will be made (i) with respect to Dyax Patent Rights and any Joint Patent Rights that Cover the Primary Product or its use or manufacture in the Field, by []*, (ii) with respect to any Cubist Patent Rights included in the Cubist Improvements, by []*, and (iii) with respect to all other Joint Patent Rights, []*. Any disagreement between the Parties concerning the enforcement of Joint Patent Rights shall be determined under ARTICLE XIII.  Furthermore, if Dyax determines not to undertake the enforcement of any Dyax Patent Right against the Competitive Infringement in the Cubist Territory, then Dyax shall promptly notify Cubist of such election and []*.  Notwithstanding the foregoing, if Dyax determines not to undertake the enforcement of any Dyax Patent Right that []*, then Dyax shall so notify Cubist, and the []* and any sales of Products and Cubist Products Covered by such Dyax Patent Right []* for purposes of determining []*.  Neither Party will consent to the entry of any judgment or enter into any settlement with respect to a Competitive Infringement without the prior written consent of the other Party (which consent will not unreasonably be withheld, delayed or conditioned) if such judgment or settlement includes a finding or agreement that any Dyax Patent Right or Cubist Improvement is invalid or unenforceable, or results in or requires a reduction in the scope of a claim in the Dyax Patent Right or Cubist Improvement or abandonment of a claim in the Dyax Patent Right or Cubist Improvement, or would enjoin or grant other equitable relief against the other Party.

(d)                                 Conduct of Litigation; Costs.  The Party initiating suit with respect to any Competitive Infringement, shall have the sole and exclusive right to select counsel for any suit initiated by it, which selected counsel shall be []*.  The other Party shall have the right to join, otherwise participate and be represented in any such suit that is based on a Competitive Infringement in

*Confidential treatment requested.  Omitted portions filed with the commission.

the Cubist Territory by its own counsel at its own expense.  If and to the extent Cubist is the initiating Party and is unable to initiate or prosecute such suit solely in its own name or it is otherwise advisable in order to obtain an effective remedy, Dyax will join such action voluntarily and will execute and cause its Related Parties to execute all documents necessary for Cubist to initiate litigation to prosecute and maintain such action.  Each Party shall offer reasonable assistance to the initiating Party in connection therewith at no charge to the initiating Party except for reimbursement of reasonable out-of-pocket expenses incurred in rendering such assistance; []*.  The initiating Party shall assume and pay all of its own out-of-pocket costs incurred in connection with any litigation or proceedings initiated by it, including without limitation the fees and expenses of the counsel selected by it.

(e)                                  Recoveries. With respect to any suit or action that is based on a Competitive Infringement in the Cubist Territory, any recovery obtained as a result of any such proceeding, by settlement or otherwise, shall be applied in the following order of priority:

(i)                                     first, the Parties shall be reimbursed for all costs incurred in connection with such proceeding paid by the Parties and not otherwise recovered; and

(ii)                                  second, any remainder shall be allocated and distributed between the parties as follows:

(A)                              if the entire recovery was based upon the effect of the Competitive Infringement on the Development, Manufacture or Commercialization of Products and/or Cubist Products in the Field in the Cubist Territory, and Cubist has joined such action pursuant to Section 8.3(d) then: the recovery shall be []*;

(B)                                if the entire recovery was based upon the effect of the Competitive Infringement on the Development, Manufacture or Commercialization of (i) Products inside the Field for the Dyax Territory or (ii) Products outside the Field in any country, or if Cubist has neither joined nor offered to provide assistance in connection with such action pursuant to Section 8.3(d); then []*;

(C)                                if the entire recovery was based upon the effect of the Competitive Infringement on the Development, Manufacture or Commercialization of Products or Cubist Products in each Party’s Territory and/or field, and Cubist has joined such action pursuant to Section 8.3(d),  then the recovery shall be []*, as determined by the Parties and their

*Confidential treatment requested.  Omitted portions filed with the commission.

Related Parties in good faith.  Any amounts allocated to have been based on []* shall be treated as []*.  If for any reason the Parties and their Related Parties are unable to agree on such allocation, such allocation shall be determined by the Executive Officers or arbitration pursuant to ARTICLE XIII consistent with this Section 8.3.

8.4           Claimed Infringement.  In the event that a Party becomes aware of any claim that the Development, Manufacture or Commercialization of a Product infringes the intellectual property rights of any Third Party, such Party shall promptly notify the other Party.  In any such instance, the Parties shall cooperate and shall mutually agree upon an appropriate course of action.  The costs and expenses of any action instituted pursuant to this Section 8.4, (including reasonable fees of attorneys and other professionals) shall be borne by []*. Each Party shall provide to the other Party copies of any notices it receives from Third Parties regarding any patent nullity actions, any declaratory judgment actions and any alleged infringement or misappropriation of Third Party intellectual property relating to the Development, Manufacture or Commercialization of a Product.  Such notices shall be provided promptly, but in no event after more than fifteen (15) days following receipt thereof.  Neither Party will enter into any settlement without the prior written consent of the other Party (which consent will not unreasonably be withheld, delayed or conditioned) if such settlement includes a finding, stipulation or agreement that any Dyax Intellectual Property or Cubist Improvement is invalid or unenforceable, or results in or requires a reduction in the scope or abandonment of a claim or enforceable right in such Dyax Intellectual Property or Cubist Improvement.  Any disputes as to whether a Party has unreasonably withheld, delayed or conditioned its consent shall be determined in accordance with ARTICLE XIII.

8.5           Patent Term Extensions.  The Parties shall cooperate, if necessary and appropriate, with each other in gaining patent term extensions and supplemental protection certificates wherever applicable to Patent Rights in the Cubist Territory Controlled by either Party that Cover the Primary Product.  The Parties shall, if necessary and appropriate, []*.

8.6           Patent Marking.  Each Party agrees to comply with the patent marking statutes in each country in its Territory in which a Product is sold by such Party and/or its Related Parties.

8.7           Trademarks.

(a)                                  Each Party and its Affiliates shall retain all right, title and interest in and to its and their respective corporate names and logos.

(b)                                 Cubist shall, at its discretion, have the right to develop one or more trademark(s) for use in the Field in the Cubist Territory in connection with a Product or Cubist Product (“Cubist Trademarks”).  Cubist shall use Commercially Reasonable Efforts to ensure that any Cubist Trademark(s) shall be different from, and not confusingly similar to, the trademark(s) and servicemark(s) used by Dyax or its Affiliates or licensees with respect to the Development and Commercialization of Products outside the Field of which Dyax has provided written notice to Cubist prior to Cubist’s

*Confidential treatment requested.  Omitted portions filed with the commission.

filing an application for trademark registration in the Cubist Territory with respect to such Cubist Trademark.  Following selection of Cubist Trademarks by Cubist, its Affiliates or Sublicensees in accordance with the foregoing, from time to time Cubist shall notify Dyax of such Cubist Trademarks in writing and Dyax shall use Commercially Reasonable Efforts to ensure that any trademark(s) and servicemark(s) used by Dyax, its Affiliates, licensees or Sublicensees with respect to the Development and Commercialization of Products outside the Field shall be different from, and not confusingly similar to, such Cubist Trademark(s).  As between the Parties, Cubist or its Sublicensees (or their respective local Affiliates, as appropriate) shall own all rights to Cubist Trademarks, all goodwill associated therewith throughout the Cubist Territory, and all rights to any Internet domain names incorporating the applicable Cubist Trademarks or any variation or part of such Cubist Trademarks as its URL address or any part of such address.

(c)                                  Cubist will be responsible, at its cost and expense, for establishing, maintaining and enforcing the Cubist Trademarks in the Cubist Territory during the Term.

(d)                                 Nothing herein shall be construed to grant a Party any license rights under the trademarks of the other Party, or under any trademark registrations or goodwill associated therewith.  Neither Party shall be permitted to use the promotional materials of the other Party without such other Party’s prior written consent.

ARTICLE IX

CO-PROMOTION RIGHTS

9.1           Exercise of Co-Promotion Option.

(a)                                  Dyax shall have the option (the “Co-Promotion Option”) to join Cubist in the marketing and promotion of the Product in the Field in the Cubist Territory on terms set forth in Section 9.2 below. Such Co-Promotion Option shall be exercisable by Dyax at any time within []* following []*. Cubist shall provide Dyax promptly with any information reasonably requested by Dyax to allow Dyax to consider whether to exercise such option. To exercise its Co-Promotion Option, Dyax shall deliver to Cubist a written exercise notice prior to the expiration of such []* exercise period.

(b)                                 Should Dyax fail to exercise its Co-Development Option within the []* exercise period as required by Section 9.1(a), Dyax’s Co-Promotion Option shall expire with respect to such Product and any subsequent Products.

*Confidential treatment requested.  Omitted portions filed with the commission.

9.2           Terms of Co-Promotion.  Following exercise of the Co-Promotion Option as provided in Section 9.1(a), the Parties shall negotiate in good faith and enter into a definitive agreement specifying the co-promotion activities of the Parties for Products in the Field in the Cubist Territory (the “Co-Promotion Agreement”).  Under the terms of the Co-Promotion Agreement:

(a)                                  Dyax shall be permitted to field at least []* but no more than []* sales representatives to Detail the Products in the Field in the Cubist Territory.  Such sales representatives shall be allocated to: []*.  Initially, a minimum of []* sales representatives shall be engaged.  However, unless otherwise agreed between the Parties, as []*, Details shall be awarded to Dyax sales representatives []* until the maximum of []* sales representatives are engaged.

(b)                                 Dyax shall be permitted to field at least []* but no more than []* clinical science liaisons in the marketing and promotion of Products to key opinion leaders in the Field in the Cubist Territory.  The exact number of such clinical science liaisons shall be negotiated by the parties in good faith.

(c)                                  All sales representatives and clinical science liaisons referenced in this Section 9.2 shall be Dyax employees, []*, although on a pro rata basis to be established in the Co-Promotion Agreement taking to account any other products Detailed by such Dyax sales representatives and clinical science liaisons in accordance with industry standards.  For the avoidance of doubt, such costs shall not include costs for any management or supervisory personnel.  Such costs shall be invoiced by Dyax on a monthly basis and paid by Cubist within []* following receipt of such invoice.

(d)                                 The Parties shall include provisions to account for performance standards, coordinating activities, and incentive compensation consistent with Cubist’s standard policies at the time, and shall provide that Cubist will maintain control over []*.

(e)                                  Dyax’s co-promotion rights shall terminate in the event of: (i) Dyax is developing or commercializing a product that is competitive with products then being commercialized by Cubist; (ii) any Change of Control of Dyax whereby Dyax’s successor is a Product Competitor or is developing or commercializing a product that is competitive with products then being commercialized by Cubist.

The Parties shall finalize and execute the Co-Promotion Agreement, which will include the terms above and other terms in accordance with industry standards as negotiated by the Parties, as soon as practicable after Dyax’s exercise of the Co-Promotion Option, but in any event within []*.   If the Parties fail to reach agreement on the terms of such Co-Promotion Agreement within such

*Confidential treatment requested.  Omitted portions filed with the commission.

the []* day period, the terms of such Co-Promotion Agreement will be determined by the Executive Officers or arbitration pursuant to ARTICLE XIII and consistent with this Section 9.2.

ARTICLE X

CONFIDENTIALITY AND PUBLICITY

10.1 Confidential Information.  During the Term and []* after any termination or expiration thereof, each Party agrees to keep in confidence and not to disclose to any Third Party, or use for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, any Confidential Information of the other Party.  As used herein, “Confidential Information” shall mean all trade secrets or confidential or proprietary information designated as such in writing by the disclosing Party, whether by letter or by the use of an appropriate stamp or legend, prior to or at the time any such trade secret or confidential or proprietary information is disclosed by the disclosing Party to the receiving Party.  Notwithstanding the foregoing, information which is orally or visually disclosed to the receiving Party by the disclosing Party, or is disclosed in writing without an appropriate letter, stamp or legend, shall constitute Confidential Information if (x) it would be apparent to a reasonable person, familiar with the disclosing Party’s business and the industry in which it operates, that such information is of a confidential or proprietary nature, the maintenance of which is important to the disclosing Party, or if (y) the disclosing Party, within []* after such disclosure, delivers to the receiving Party a written document or documents describing such information and referencing the place and date of such oral, visual or written disclosure and the names of the employees or officers of the receiving Party to whom such disclosure was made.  Confidential Information shall also include all Proprietary Information (as such term is defined in the Confidentiality Agreement) disclosed by the disclosing Party pursuant to the Confidentiality Agreement prior to the Effective Date.  The restrictions on the disclosure and use of Confidential Information set forth in the first sentence of this Section 10.1 shall not apply to any Confidential Information that:

(a)                                  was known by the receiving Party or its Affiliates prior to disclosure by the disclosing Party hereunder (as evidenced by the receiving Party’s or its Affiliates’ written records);

(b)                                 is part of the public domain or otherwise publicly known prior to disclosure by the disclosing Party or its Affiliates, or becomes part of the public domain or otherwise publicly known through no fault of the receiving Party or its Affiliates;

(c)                                  is disclosed to the receiving Party or its Affiliates by a Third Party having a legal right to make such a disclosure without violating any confidentiality or non-use obligation that such Third Party has to the disclosing Party or its Affiliates; or

(d)                                 is independently developed by the receiving Party or its Affiliates (as evidenced by the receiving Party’s written records).

*Confidential treatment requested.  Omitted portions filed with the commission.

Notwithstanding the obligations of confidentiality and non-use set forth above, a receiving Party may provide Confidential Information disclosed to it to (i) governmental or other Regulatory Authorities in order to obtain patents or to gain or maintain approval to conduct Clinical Studies or to otherwise Develop, Manufacture or Commercialize Products and Cubist Products (as applicable); provided, that such Confidential Information shall be disclosed only to the extent reasonably necessary to obtain patents or authorizations or to otherwise Develop, Manufacture or Commercialize such Products and Cubist Products in accordance with this Agreement, (ii) the extent required by Applicable Law, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or listing entity, (iii) any bona fide actual or prospective underwriters, investors, lenders, other financing sources, collaborators, licensees, sublicensees, strategic partners or acquirors, in each case who are obligated to keep such information confidential on terms no less strict than those in this Section 10.1, to the extent reasonably necessary to enable such actual or prospective underwriters, investors, lenders, other financing sources, collaborators, licensees, sublicensees, strategic partners or acquirors to determine their interest in underwriting or making an investment in, or otherwise providing financing to, collaborating or partnering with, licensing intellectual property from, or acquiring, the receiving Party.  In addition, if either Party is required to disclose Confidential Information of the other Party by regulation, law or legal process, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or listing entity, such Party shall provide prior notice of such intended disclosure to such other Party if practicable under the circumstances and shall disclose only such Confidential Information of such other Party as is required to be disclosed.

10.2         Related Party, Employee, Consultant and Advisor Obligations.  Except as set forth in Section 10.1, each Party (the “Receiving Party”) agrees that it and its Related Parties shall provide or permit access to Confidential Information received from the other Party only to the Receiving Party’s Related Parties, employees, consultants, advisors and permitted subcontractors, and to the employees, consultants, advisors and permitted subcontractors of the Receiving Party’s Related Parties, who have a need to know such Confidential Information to assist the Receiving Party with the Development, Manufacturing and Commercialization of Products in accordance with this Agreement and who are subject to obligations of confidentiality and non-use with respect to such Confidential Information no less strict than the obligations of confidentiality and non-use of the Receiving Party pursuant to Section 10.1; provided, that Dyax and Cubist shall each remain responsible for any failure by its Related Parties, and its and its Related Parties’ respective employees, consultants, advisors and permitted subcontractors, sublicensees and sub-distributors, to treat such Confidential Information as required under this Section 10.2.

10.3         Publicity.

(a)                                  Following the execution of this Agreement, the Parties shall issue a joint press release regarding the subject matter of this Agreement in the form of the form of press release attached at Exhibit H.  After such initial joint press release, neither Party shall issue a press release or public announcement relating to a Compound, a Product or this Agreement

*Confidential treatment requested.  Omitted portions filed with the commission.

without the prior written approval of the other Party, which approval shall not be unreasonably withheld, except that a Party may (i) issue such a press release or public announcement if the contents of such press release or public announcement have previously been made public other than through a breach of this Agreement by the issuing Party; and/or (ii) issue such a press release or public announcement if required by applicable regulation or law, including without limitation by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or listing entity; provided that the other Party has received prior notice of such intended press release or public announcement and opportunity to comment, if practicable under the circumstances and, with respect to press releases and public announcements made pursuant to the foregoing clause (ii), the Party subject to the requirement includes in such press release or public announcement only such information relating to a Product or this Agreement as is required by such applicable regulation or law.

(b)                                 The terms of this Agreement shall be treated as Confidential Information of both Parties.  Such terms may be disclosed by a Party to prospective and actual licensees, sublicensees, employees, consultants, agents, accountants, lawyers, advisers bankers, lenders and investors of the disclosing Party, who are bound to obligations of confidentiality and non-use substantially equivalent in scope to those set forth in this ARTICLE X.  In addition, if at any time a Party is legally required to file a copy of this Agreement with the Securities and Exchange Commission (or its counterpart in any country other than the U.S.) in connection with any public offering of such Party’s securities or regular reporting obligations as a public company, such Party shall attempt to obtain confidential treatment of economic and trade secret information for which such treatment is reasonably available in accordance with Applicable Law and SEC practice and shall seek the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

10.4         Publications.  During the Term, if either Dyax or Cubist desires to publicly disclose any New Information in scientific journals or publications or through scientific presentations, the publishing Party shall provide the other Party an advance copy of any such proposed abstracts, posters, scientific presentations and scientific publications incorporating the New Information prior to submission for publication.  With regard to abstracts, posters, and scientific presentations, the advance copy shall be provided to the other Party at least []* days prior to submission.   With regard to scientific publications, the advance copy shall be provided to the other Party at least []* days prior to submission.  The other Party shall have a reasonable opportunity to recommend any changes []*.  Disputes concerning publication shall be resolved by the JSC.  For the purposes of this Section 10.4, “New Information” shall mean any and all new ideas, inventions, data, writings, protocols, discoveries, improvements, trade secrets, materials or other proprietary information which has not been previously disclosed to the public,

*Confidential treatment requested.  Omitted portions filed with the commission.

which may arise or be conceived or developed by the Parties or their Related Parties during the Term pursuant to this Agreement to the extent specifically related to the Development, Manufacture or Commercialization of a Compound or Product.

ARTICLE XI

REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

11.1         []*.    Dyax represents and warrants that it has obtained all consents from []* that are necessary to grant the license under Section 3.1(c) and to enable Cubist to fully assign its rights and obligations under this Agreement in accordance with Section 14.9, and such consent is irrevocable.

11.2         Representations of Validity and Authority.  Dyax and Cubist each represents and warrants to the other Party that, as of the Effective Date:

(a)                                  it is duly organized and validly existing under the laws of its state of incorporation;

(b)                                 has full corporate right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement and that it has the right to grant to the other the licenses and sublicenses granted pursuant to this Agreement; and

(c)                                  Neither it nor any Third Party engaged by it, in any capacity, has been debarred or is subject to debarment or has otherwise been disqualified or suspended from performing scientific or clinical investigations or otherwise subjected to any restrictions or sanctions by the FDA or any other governmental or regulatory authority or professional body with respect to the performance of scientific or clinical investigations;

11.3         Consents.  Dyax and Cubist each represents and warrants to the other Party that, except for any Regulatory Approvals, pricing and/or reimbursement approvals, manufacturing approvals and/or similar approvals necessary for the Development, Manufacture or Commercialization of the Products, all necessary consents, approvals and authorizations of all government authorities and other persons required to be obtained by it as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained by the Effective Date.

11.4         No Conflict.  Dyax and Cubist each represents and warrants to the other Party that, notwithstanding anything to the contrary in this Agreement, the execution and delivery of this Agreement by such Party, the performance of such Party’s obligations hereunder and the licenses and sublicenses to be granted by such Party pursuant to this Agreement (a) do not conflict with or violate any requirement of any laws, rules or regulations existing as of the Effective Date and applicable to such Party and (b) do not conflict with, violate, breach or constitute a default under any contractual obligations of such Party or any of its Affiliates existing as of the Effective Date.

*Confidential treatment requested.  Omitted portions filed with the commission.

11.5         Enforceability.  Dyax and Cubist each represents and warrants to the other Party that, as of the Effective Date, this Agreement is a legal and valid obligation binding upon it and is enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable insolvency and other Applicable Law affecting creditors’ rights generally or by the availability of equitable remedies.

11.6         Legal Compliance.  In conducting any Development, Manufacturing or Commercialization activities hereunder, each of Cubist and Dyax shall comply with, and shall use Commercially Reasonable Efforts to ensure that its Affiliates and licensees and its and its Affiliates’ and licensees’ employees, agents, clinical institutions and clinical investigators comply with, all applicable statutory and regulatory requirements with respect to Products including (as applicable):  the Acts, regulatory provisions regarding protection of human subjects, financial disclosure by clinical investigators, Institutional Review Boards (IRB), cGCP, cGLP, cGMP, IND regulations, and any conditions imposed by a reviewing IRB or Regulatory Authority, laws, rules and regulations, and comparable statutes and regulatory requirements in other jurisdictions.

11.7         Additional Representations and Warranties of Dyax.  Dyax represents and warrants to Cubist that, as of the Effective Date:

(a)                                  The Dyax Intellectual Property is not subject to any encumbrance, lien or claim of ownership by any Third Party.  Dyax has not granted any license to any Third Party under any of the Dyax Intellectual Property to: (i) Develop or Commercialize a Compound, Product or Competing Product in the Field; or (ii) Manufacture a Compound, Product or Competing Product for Commercialization in the Field.

(b)                                 Dyax is the sole and exclusive owner of all right, title and interest in and to the Dyax Patent Rights.  Other than the Existing Dyax Patent Rights set forth on Exhibit B, there are no other Dyax Patent Rights.

(c)                                  Other than the Dyax Intellectual Property set forth on Exhibit B and the []* Intellectual Property, there are no other Patent Rights or Know-How owned by Dyax or its Affiliates, or licensed to Dyax or its Affiliates, that are (i) []*, or (ii) other than Dyax Know-How and Dyax Patent Rights excluded from Sections 1.63, 1.65, and 1.73, []*.

(d)                                 Neither Dyax nor any of its Affiliates is or has been a party to any agreement with the U.S. Federal government or an agency thereof pursuant to which the U.S. Federal government or such agency provided funding for []* or pursuant to which the U.S. Federal government has rights in []*.

(e)                                  No claim of infringement of the Patent Rights of any Third Party has been made, nor to the best of Dyax’s knowledge threatened, against Dyax or any of its Affiliates with respect to the Development, Manufacture or Commercialization of any Compound or Products, and there are no other

*Confidential treatment requested.  Omitted portions filed with the commission.

claims, judgments or settlements against or owed by Dyax or to which Dyax is a party or pending or, to the best of Dyax’s knowledge, threatened claims or litigation, in either case relating to the Compounds or Product.  To the best of Dyax’s knowledge, there are no Patent Rights or trade secret rights owned or controlled by a Third Party that would be infringed or misappropriated by []*.  There are no Patent Rights or trade secret rights owned or controlled by a Third Party that would be infringed or misappropriated by the making, having made, use, sale, offer to sell or importation of []* as of the Effective Date.  To the best of Dyax’s knowledge, Cubist’s use and exploitation of []* will not misappropriate any confidential information or trade secret of any Third Party.

(f)                                    Dyax has provided Cubist with a complete and correct copy of the []* License Agreement and the []* Agreement.  To the best of Dyax’s knowledge, such agreements remain in full force and effect as of the Effective Date, and except for those agreements listed on Exhibit J the []* License Agreement and the []* Agreement are the only agreements as of the Effective Date between Dyax and any Third Party that imposes an obligation to make material payments to a Third Party based on []*.

(g)                                 The Product Inventory (i) was Manufactured in accordance with cGMP and all Applicable Law; (ii) conforms in all respects to the required specifications; (iii) is free from material defects in materials and workmanship; (iv) does not contain any material that would cause the Product Inventory to be adulterated or misbranded under Applicable Law; and (v) was Manufactured, to the best of Dyax’s knowledge, []*.

(h)                                 There are no investigations, inquiries, actions or other proceedings pending before or, to the best of Dyax’s knowledge, threatened by any Regulatory Authority or other government agency with respect to []*, and Dyax has not received written notice threatening any such investigation, inquiry, action or other proceeding.

(i)                                     Dyax is the sole and exclusive owner of the Existing Dyax Patent Rights and Dyax Know-How listed on Exhibit F and has the right to perform its obligations hereunder and to grant to Cubist the rights and licenses set forth in this Agreement in and to the Dyax Intellectual Property.  Except as set forth on Exhibit K, all applicable fees have been timely paid to file, prosecute and maintain the Existing Dyax Patent Rights.  To the best of Dyax’s knowledge, the Existing Dyax Patent Rights are subsisting, or pending, and are not invalid or unenforceable.  The conception, development and reduction to practice of the Existing Dyax Patent Rights have not constituted or involved the misappropriation of trade secrets or other rights or property of any Third Party.

(j)                                     Each person who has contributed to the conception of an invention claimed in the Dyax Patent Rights has been identified to the United States

*Confidential treatment requested.  Omitted portions filed with the commission.

Patent & Trademark Office and the applicable patent offices in all other countries where such Dyax Patent Right is filed, registered, nationalized or validated and is named on such Dyax Patent Right. Each inventor of any invention claimed in any Dyax Patent Right has assigned all of that inventor’s right, title and interest in and to the Dyax Patent Right to Dyax, and such assignment has been recorded at the United States Patent & Trademark Office and at the applicable patent offices in all other countries where such Dyax Patent Right is nationalized or validated.

(k)                                  To the best of Dyax’s knowledge, each person associated with the invention, filing or prosecution of any Dyax Patent Right has complied with the obligation under Applicable Law to disclose to the relevant patent authority, during the pendency of any patent application included in the Dyax Patent Rights, information known by any such person to be material to the patentability of the pending claims in such application.

(l)                                     None of the Dyax Patent Rights existing on the Effective Date is involved in any action for declaratory judgment, nullity action, reexamination, interference proceeding, or other attack upon its validity, title or enforceability, and Dyax has not received any written request, demand or notice from any Third Party or governmental authority threatening or disclosing any such action, proceeding or attack with respect to any of the Dyax Patent Rights.

(m)                               There is no action or proceeding pending or, to the best of Dyax’s knowledge, threatened that relates to, affects or arises in connection with any Dyax Intellectual Property, []*; and Dyax is not subject to any order, ruling or judgment of any governmental or Regulatory Authority that could reasonably be expected to impair or delay the ability of Dyax to perform its obligations under this Agreement.

(n)                                 []*.

(o)                                 Dyax has made available to Cubist all clinical study reports, formulation development study reports, Regulatory Materials, and all other material safety data and documentation in Dyax’s control regarding or related to []*.  To the best of Dyax’s knowledge, all such clinical study reports, formulation development study reports, Regulatory Materials, data and documentation are true and complete as of the Effective Date.

(p)                                 Dyax has prepared, maintained and retained all Regulatory Materials required to be maintained or reported pursuant to and in accordance with all Applicable Law and, to best of Dyax’s knowledge, the Regulatory Materials do not contain any materially false and misleading statements; Dyax has conducted, and has caused its contractors and consultants to conduct, any and all formulation development and clinical studies related

*Confidential treatment requested.  Omitted portions filed with the commission.

to []* in accordance with cGCP, cGMP, and cGLP, to the extent required, and all other Applicable Law.

(q)                                 Dyax has disclosed to Cubist all material information in its possession relating to any interaction with the FDA and other Regulatory Authorities regarding []*.

(r)                                    To the best of Dyax’s knowledge, Dyax has obtained all necessary licenses, consents, approvals, permits and authorizations to enable it to carry on its research and business related to the Dyax Intellectual Property []*, and all such licenses, consents, approvals, permits and authorizations are in effect;

(s)                                  True and complete copies of all of Dyax’s agreements, including terminated or expired agreements with material provisions that have survived such termination or expiration, relating in any material manner to the Dyax Intellectual Property []* have been made available to Cubist and such agreements are listed on Exhibit D.  Except as identified on such Exhibit D, each such agreement is in full force and effect.  Dyax is not, and to the best of its knowledge no other party to any such agreement is, in breach of or in default, in any material respect, under any such agreement; and to the best of Dyax’s knowledge, no event or circumstance has occurred which constitutes, or after notice or lapse of time or both, would constitute a material breach or default thereunder on the part of Dyax or any other party thereto, or which would result in a right to accelerate or a loss of material rights under any such agreement that has not been cured or waived;

(t)                                    The execution and delivery of this Agreement, the performance contemplated hereby, and the grant of rights and licenses hereunder will not (i) result in a breach of any judgment, decree, order or approval of any court of law or authority applicable to the Dyax Intellectual Property []*; (ii) cause any acceleration or maturity of any loan or debt agreement or obligation relating to or secured by the Dyax Intellectual Property []*; (iii) result in the creation or imposition of any encumbrance upon or give to any other person or entity any interest or right (including any right of termination or cancellation or change) in or with respect to the Dyax Intellectual Property []* except as expressly permitted herein; or result in any termination of, or change in the terms of, or conditions of, or rights or obligations under, any permit or approval of any authority applicable to the Dyax Intellectual Property []*; or (iv) result in a violation of, or be in material conflict with, or constitute a material default, under any agreement in existence as of the Effective Date between Dyax and Third Parties and that it is not party to any other agreements that limits Cubist’s rights under this Agreement;

*Confidential treatment requested.  Omitted portions filed with the commission.

(u)                                 Prior to the Effective Date, Dyax has (i) completed three Phase II Clinical Studies, one Phase III Clinical Study, and initiated a second Phase III Clinical Study of DX-88 for the treatment of HAE, (ii) completed a Phase I/II Clinical Study of DX-88 for the prevention of blood loss in patients undergoing on-pump coronary artery bypass graft (“CABG”) procedures, and (iii) initiated the Ongoing Phase II Study.  The Clinical Studies set forth in clauses (i) and (ii), and the other Clinical Studies of the Compound conducted or initiated by Dyax prior to the Effective Date are set forth more specifically in Exhibit C; and

(v)                                 Genzyme Corporation (“Genzyme”) has assigned to Dyax all of Genzyme’s interest in Dyax-Genzyme LLC, and the Termination Agreement, dated as of February 20, 2007, by and between Genzyme and Dyax, as amended, is valid and enforceable in accordance with its terms, Dyax-Genzyme LLC has been dissolved, and all assets of Dyax-Genzyme LLC have been distributed to Dyax as a result of such dissolution.

11.8         No Warranties.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY, AND EACH PARTY HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO THE COMPOUNDS AND THE PRODUCTS.  EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION OF THE PRODUCT PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL.

11.9         Indemnification.

(a)                                  By Cubist. Cubist will defend, indemnify and hold harmless Dyax, its Related Parties and their respective directors, officers, employees and agents (the “Dyax Indemnified Parties”) from and against all claims, demands, liabilities, damages, penalties, fines, costs and expenses, including reasonable attorneys’ and expert fees and costs, and costs or amounts paid to settle (collectively, “Losses”), arising from or occurring as a result of a Third Party’s claim (including any Third Party product liability or infringement claim), action, suit, judgment or settlement to the extent such Losses (other than any Losses with respect to which Dyax is required to indemnify the Cubist Indemnified Parties pursuant to Section 11.9(b)) are due to or based upon:

(i)                                     the material breach by Cubist of the terms of, or the material inaccuracy of any representation or warranty made by it in, this Agreement or the Supply Agreement or Co-Promotion Agreement; or

*Confidential treatment requested.  Omitted portions filed with the commission.

(ii)                                  the Development, Manufacture and Commercialization of a Product or Cubist Product in the Field by Cubist or its Related Parties, wholesale distributors or contractors, except to the extent that such Losses arise out of, and are allocable to, (x) the negligence, recklessness, bad faith, intentional wrongful acts, omissions or violations of law or breach of this Agreement committed by the Dyax Indemnified Parties, or (y) any manufacturing defect in any Drug Substance supplied to Cubist by or on behalf of Dyax.

(b)                                 Dyax will defend, indemnify and hold harmless Cubist, its Related Parties and their respective directors, officers, employees and agents (the “Cubist Indemnified Parties”) from and against all Losses arising from or occurring as a result of a Third Party’s claim (including any Third Party product liability or infringement claim), action, suit, judgment or settlement that is due to or based upon:

(i)                                     material breach by Dyax of the terms of, or the material inaccuracy of any representation or warranty made by it in, this Agreement or the Supply Agreement or Co-Promotion Agreement; or

(ii)                                  any manufacturing defect in any Drug Substance supplied to Cubist by or on behalf of Dyax; or

(iii)                               the Development, Manufacture and Commercialization of a Product, including without limitation any Development of DX-88 prior to the Effective Date, by Dyax or its Related Parties, wholesale distributors or contractors, except to the extent that such Losses arise out of, and are allocable to the negligence, recklessness, bad faith, intentional wrongful acts, omissions or violations of law or breach of this Agreement committed by the Cubist Indemnified Parties.

(c)                                  Claims for Indemnification.

(i)                                     A person entitled to indemnification under this Section 11.9 (an “Indemnified Party”) shall give prompt written notification to the person from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a Third Party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third-Party claim as provided in this Section 11.9 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying

*Confidential treatment requested.  Omitted portions filed with the commission.

Party is actually prejudiced as a result of such failure to give notice).

(ii)           Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party.  If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense.

(iii)          The Party not controlling such defense may participate therein at its own expense; provided, that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith; provided further, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel in any one jurisdiction for all Indemnified Parties.

(iv)          The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.

(v)           The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party.

11.10       No Consequential or Punitive Damages.  NEITHER PARTY HERETO WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE OR MULTIPLE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, OR FOR LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.  NOTHING IN THIS SECTION 11.10 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

WITH RESPECT TO THIRD PARTY CLAIMS OR WITH RESPECT TO A BREACH OF A PARTY’S OBLIGATIONS OF CONFIDENTIALITY OR NON-USE IN ARTICLE X.

ARTICLE XII

TERM AND TERMINATION

12.1         Term.  Unless terminated earlier in accordance with this ARTICLE XII, this Agreement shall remain in force for the period commencing on the Effective Date and ending on the expiration of the last Royalty Term to expire under this Agreement (the “Term”).  Upon the expiration of the Royalty Term with respect to a Product or Cubist Product in each country, the licenses granted in Section 3.1 with respect to such Product or Cubist Product shall survive as perpetual, fully paid-up, non-royalty-bearing licenses with respect to such country and such Product or Cubist Product.

12.2         Termination Rights.

(a)                                  Termination for Convenience.  Cubist shall have the right to terminate this Agreement at any time after the Effective Date on []* prior written notice to Dyax.

(b)                                 Termination For Material Breach.

(i)                                     Upon any of the Material Breaches (as defined below) of this Agreement by a Party (the “Breaching Party”), the other Party (the “Non-Breaching Party”) may seek to terminate this Agreement by providing written notice to the Breaching Party specifying the nature of the Material Breach (a “Termination Notice”).  The following breaches shall be considered “Material Breaches”:

(A)                              Material Breaches by Dyax:

(1)                                  A grant by Dyax to a Third Party of rights that are exclusively licensed to Cubist under Sections 3.1(a) and 3.1(b);

(2)                                  A grant by Dyax to a Third Party of rights that are subject to Cubist’s Additional Indication License Option under Section 3.2 (Right of First Offer; Additional Indication License Option);

(3)                                  A material breach by Dyax of the terms of Section 3.3 (Transfer of Product Inventory and Dyax Know-How);

(4)                                  A material breach by Dyax of its obligations under Section 4.5;

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

(5)                                  A material breach by Dyax of its obligations under Section 6.5(b);

(6)                                  A material failure to pay amounts owed by Dyax to Cubist under the terms of Section 5.5 and/or ARTICLE VII (Financial Provisions);

(7)                                  A material breach by Dyax of its obligations to use Commercially Reasonable Efforts to prepare, file, prosecute and maintain the Patent Rights for which it is responsible under Section 8.2; and

(8)                                  a material breach by Dyax of any of the representations or warranties in Section 11.7 that has a material adverse effect on the ability of Cubist or its Related Parties to Develop, Manufacture, or Commercialize Products under this Agreement.

(B)                                Material Breaches by Cubist:

(1)                                  A grant of sublicense by Cubist to a Product Competitor in breach of  Section 3.1(d);

(2)                                  A material failure to pay amounts owed by Cubist to Dyax for Drug Substance Manufactured under the terms of ARTICLE VI (Manufacture and Supply);

(3)                                  A material failure to pay amounts owed by Cubist to Dyax under the terms of Section 5.5 and/or ARTICLE VII (Financial Provisions); and

(4)                                  A material breach by Cubist of its obligations under Section 4.8 (Diligent Development) or 5.1 (Commercially Reasonable Efforts).

(ii)                                  The termination shall become effective []* following receipt of the Termination Notice by the Breaching Party unless the Breaching Party cures the noticed Material Breach during such notice period.  Notwithstanding the foregoing, (i) if such Material Breach, by its nature, is incurable, the Non-Breaching Party may terminate this Agreement immediately upon receipt of the Termination Notice by the Breaching Party and (ii) if such Material Breach (other than a payment breach), by its nature, is curable, but not within the

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

foregoing cure period, then such cure period shall be extended if the Breaching Party provides a written plan for curing such Material Breach to the Non-Breaching Party and uses Commercially Reasonable Efforts to cure such Material Breach in accordance with such written plan; provided that no such extension shall exceed []* without the written consent of the Non-Breaching Party.

(iii)                               Notwithstanding the provisions of Section 12.2(b)(i) and (ii), if either Party gives a Termination Notice to the other Party pursuant to this Section 12.2(b), and, as of the end of the cure period set forth in Section 12.2(b)(ii) above, the Parties are engaged in an arbitration pursuant to Section 13.2 in which the Non-Breaching Party is disputing the basis for such termination pursuant to this Section 12.2(b), then this Agreement shall not terminate unless and until the arbitrator issues an award upholding such basis for termination (or unless the Breaching Party is no longer disputing such basis in good faith, if earlier, and the Breaching Party cures such Material Breach within []* after the issuance of such award).

(c)                                  Termination for Bankruptcy. A Party may terminate this Agreement should the other Party commit an act of bankruptcy, be declared bankrupt, voluntarily file or have filed against it a petition for bankruptcy or reorganization unless such petition is dismissed within []* of filing or such petition is for a reorganization under Chapter 11 of the Bankruptcy Code (as defined below) or any relevant foreign equivalent thereof and such Party is not in default at the time of the filing of such petition or at any time during such reorganization of any of its obligations under this Agreement or any Supply Agreement, enter into a procedure of winding up to dissolution, or should a trustee or receiver be appointed for its business assets or operations. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for the purposes of Section 365(n) of Title 11, U.S. Code (“Bankruptcy Code”) license rights to “intellectual property” as defined under Section 101(60) of the Bankruptcy Code. The Parties agree that any Party, as a licensee hereunder, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code or any relevant foreign equivalent thereof.

(d)                                 Termination for Patent Challenges. In the event that a Party or its Related Parties (the “Challenging Party”) shall (i) commence or participate in any action or proceeding before a judicial or administrative body (including any patent opposition or re-examination proceeding) challenging the validity of any of the Patent Rights licensed to the Challenging Party hereunder, or any claim thereof or (ii) actively assist any other Person in bringing or prosecuting any action or proceeding before a judicial or

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

administrative body (including any patent opposition or re-examination proceeding) challenging the validity of any of such Patent Rights or any claim thereof, the other Party will have the right to give notice to the Challenging Party (which notice must be given, if at all, within []* after the other Party first learns of the foregoing) that the Agreement will terminate []* following such notice, and, unless the Challenging Party withdraws or causes to be withdrawn all such challenge(s) within such []* period, the Agreement will so terminate.  Notwithstanding the foregoing, in the event of a disagreement between the Parties with regard to whether a Party’s acts justify termination pursuant to this Section 12.2(d), either Party may refer such matter for dispute resolution pursuant to ARTICLE XIII, and any termination rights under this Section 12.2(d) shall be stayed until completion of all dispute resolution proceedings in accordance with ARTICLE XIII.

(e)                                  Termination Following a Change of Control.  Within []* following a Change of Control of Cubist, either Cubist or its successor shall deliver to Dyax a signed certification stating that it intends to continue to adhere to all of the terms and conditions contained in this Agreement, including without limitation the terms set forth in Section 4.8 and Section 5.1.  If such certification is not delivered to Dyax within such []* period, Dyax shall provide written notice to Cubist or its successor and Dyax shall be entitled to terminate this Agreement if such signed certificate is not provided by Cubist or its successor within []* after delivery of such written notice to Cubist or its successor.

12.3         Consequences of Termination.

(a)                                  Termination by Dyax As A Result of Cubist’s Bankruptcy or Material Breach.  Without limiting any other legal or equitable remedies that Dyax may have (except for the limitation described in Section 4.8(d)), if Dyax terminates this Agreement in accordance with Sections 12.2(b), 12.2(c) or 12.2(d), then (i) any sublicense granted by Cubist pursuant to this Agreement to a Sublicensee that is not then in material breach of any provision applicable to such sublicense under this Agreement shall survive and be deemed to be a direct a license between Dyax and such Sublicensee on the terms of this Agreement and, other than as pertaining to Compounds and Products included in surviving sublicenses, Cubist shall as promptly as practicable transfer to Dyax or Dyax’s designee (A) possession and ownership of all governmental or regulatory correspondence, conversation logs, filings and approvals (including all Regulatory Approvals and pricing and reimbursement approvals) relating to the Development, Manufacture or Commercialization of Products and all Cubist Trademarks, (B) copies of all data, reports, records and materials in Cubist’s possession or Control relating to the Development, Manufacture or Commercialization of the Products, including all

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

non-clinical and clinical data relating to the Product, and (C) all records and materials in Cubist’s possession or Control containing Confidential Information of Dyax, (ii) appoint Dyax as Cubist’s and/or Cubist’s Related Parties’ agent for all Product-related matters involving Regulatory Authorities in the Cubist Territory until all Regulatory Approvals and other regulatory filings have been transferred to Dyax or its designee as provided in Subsection (a)(i) above, (iii) if the effective date of termination is after First Commercial Sale of any Product hereunder, then Cubist shall, subject to any surviving sublicense agreements with Third Parties, appoint Dyax as its exclusive distributor of the Products in the Field in the Cubist Territory and grant Dyax the right to appoint sub-distributors, until such time as all Regulatory Approvals in the Cubist Territory have been transferred to Dyax or its designee as provided in Subsection (a)(i) above, (iv) if Cubist or its Related Parties are Manufacturing Drug Product, at Dyax’s option supply the Drug Product to Dyax in the Cubist Territory on terms no less favorable than those on which Cubist supplied the Drug Product prior to such termination to its most favored distributor in the Cubist Territory, until such time as all Regulatory Approvals in the Cubist Territory have been transferred to Dyax or its designee, Dyax has obtained all necessary manufacturing approvals and Dyax has procured or developed its own source of Drug Product supply, provided that such obligation to supply shall not exceed a period of []*, and (v)  if Dyax so requests, Cubist shall use Commercially Reasonable Efforts to transfer to Dyax any Third Party agreements to which Cubist is a party that relate solely to the Development, Manufacture or Commercialization of Products.  Cubist shall execute all documents and take all such further actions as may be reasonably requested by Dyax in order to give effect to the foregoing clauses (i) through (v).

(b)                                 Termination by Dyax Following A Change of Control.  Without limiting any other legal or equitable remedies that Dyax may have, if Dyax terminates this Agreement in accordance with Sections 12.2(e), then (i) Dyax shall agree to pay []*, which amount shall be payable in three (3) equal installments, the first of which shall be payable on the termination date and second and third of which shall be payable, respectively, on the first and second anniversary of such termination date and (ii) the provisions of Section 12.3(a)(i)-(iv) shall apply, and Cubist shall execute all documents and take all such further actions as may be reasonably requested by Dyax in order to give effect to the foregoing clauses (i) and (ii).

(c)                                  Termination by Cubist for Convenience. Without limiting any other legal or equitable remedies that Dyax may have, if Cubist terminates this Agreement in accordance with Section 12.2(a), then the provisions of Section 12.3(a)(i)-(iv) shall apply, and Cubist shall execute all documents

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

and take all such further actions as may be reasonably requested by Dyax in order to give effect to the foregoing.

(d)                                 Termination by Cubist As A Result of Dyax’s Bankruptcy or Material Breach.  Without limiting any other legal or equitable remedies that Cubist may have, if Cubist complies with the provisions to terminate  this Agreement in accordance with Sections 12.2(b), 12.2(c) or 12.2(d), then Cubist may either terminate the Agreement as so provided or, by notice to Dyax, instead elect to continue the Agreement, with the following consequences, as applicable:

(i)                                     If Cubist elects to continue this Agreement, as of the date of Cubist’s written notice:  (A) effective as of the date Cubist would have had the right to terminate this Agreement, the royalty and milestone payments payable pursuant to ARTICLE VII hereof shall be reduced, as liquidated damages to be paid to Cubist, and not as a penalty to be paid by Dyax, to []* of the amounts that otherwise would have been payable to Dyax (after giving effect to all applicable reductions and credits); (B) Dyax rights under ARTICLE IX shall terminate; and (C) Sections 2.2, 3.4 (and all other sections pertaining to Dyax’s rights with respect to Cubist Products), 4.8, and 5.1, and the requirement to exchange Promotional Materials pursuant to Section 5.2, shall terminate and  all other provisions of this Agreement shall remain in full force and effect without change.

(ii)                                  If Cubist elects to terminate this Agreement, as of the effective date of such termination, all rights and obligations of the Parties under this Agreement shall terminate except as set forth in Section 12.4.

(e)                                  Consequences of any Termination.  In the event of any termination of this Agreement in accordance with Section 12.2:

(i)                                     the Parties shall each return or destroy (at the other Party’s instruction) the other Party’s Confidential Information; provided that, each Party shall be entitled to retain one copy of the other Party’s Confidential Information by its legal counsel; and

(ii)                                  (x) Dyax’s license under Section 3.4(a)(i) shall survive, (y) Dyax’s license under Section 3.4(a)(ii) and the Parties’ related rights and obligations under Section 7.5(i) and Section 7.6 shall survive, and (z) subject to any existing sublicense agreements with Cubist’s Related Parties, Cubist shall grant Dyax an exclusive license, with a right to grant sublicenses, under all Cubist Improvements to Develop, Manufacture and Commercialize the Primary Product inside the Field in the Cubist Territory.  The license surviving

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

pursuant to the preceding clause (x) shall be royalty-free, fully-paid and perpetual.

(iii)                               If Cubist has completed a Phase II Clinical Trial in accordance with its protocol and satisfied Cubist’s obligations under Section 4.4, in consideration of the data provided by Cubist under Section 4.4, Dyax shall pay royalties to Cubist on the aggregate Net Sales of Products by Dyax or its Related Parties (other than for sales of the Primary Product outside of the Field or outside the Cubist Territory) in any and all countries for which Dyax uses or references data (except if referenced solely for safety purposes) provided by Cubist under Section 4.4 to achieve Regulatory Approval at []* of the royalty rates set forth in the table of Section 7.5(a) (and giving effect to all applicable reductions and credits under Section 7.5) and in accordance with Sections 7.6-7.12 for a period of []* years from []* of each such Product; provided, further, that, in the case of a termination by Cubist in accordance with Sections 12.2(b), 12.2(c) or 12.2(d), Dyax shall in addition pay to Cubist []* of the milestones described in Sections 7.3 and 7.4 with respect to such Products, but substituting “Dyax” for “Cubist” and vice versa and ignoring the field limitations in interpreting such Sections.

12.4         Survival.  In the event of any expiration or termination of this Agreement, (a) all liabilities and obligations that arose or accrued prior to the effective date of such expiration or termination, including without limitation all financial obligations under ARTICLE VII owed as of the effective date, (b) the provisions set forth in Sections 4.7(a), 5.5(f), 5.6, 7.7, 7.8, 7.9, 7.10, 8.1, 10.1, 10.2, 10.3, 11.8, 11.9 (including without limitation the right of either Party to seek indemnification in accordance with the terms of Section 11.9 with respect to Losses due to or based on a material breach by a Party of the terms of, or the material inaccuracy of any representation or warranty made by it in, this Agreement, where such Losses are based on facts or circumstances that occurred during the Term), 11.10, 12.3, 12.4, and to the limited extent necessary to implement any of the other surviving provisions, ARTICLE I, ARTICLE XIII and ARTICLE XIV and the Exhibits, and (c) all other provisions contained in this Agreement that by their terms survive expiration or termination of this Agreement, shall survive.

ARTICLE XIII

FINAL DECISION-MAKING; DISPUTE RESOLUTION

13.1         Referral to Executive Officers.  If for any reason the JSC or JMC cannot resolve any matter properly referred to it, either Party may refer the matter to the Executive Officers for resolution.  If after discussing such matter, or any other matter to be resolved pursuant to this ARTICLE XIII pursuant to this Agreement, in good faith and attempting to find a mutually satisfactory resolution to the issue, the Executive Officers fail to come to consensus within fifteen (15) Business Days after the date on which the matter is referred to the Executive

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

Officers, the provisions of Section 13.2 shall apply, with any dispute over the applications of such provisions to be resolved in accordance with the provisions of Section 13.3.  The resolutions so reached through the provisions of Section 13.2 or 13.3 shall be binding on the Parties.

13.2         Final Decision-Making Authority Allocated to a Single Party.  If the Executive Officers fail to come to consensus on any matter referred to the Executive Officers within the period for resolution set forth in Section 13.1, then:

(a)                                  on matters solely relating to the Development, Regulatory Approval, and Commercialization of Products in the Field in the Cubist Territory, Cubist shall have the final decision-making authority;

(b)                                 on matters solely relating to the Development, Regulatory Approval, and Commercialization of (i) Products in the Field in the Dyax Territory, or (ii) any other product incorporating a Compound outside the Field throughout the world; Dyax shall have the final decision-making authority;

(c)                                  on any matter that is reasonably likely to materially and adversely impact the safety profile of a Product in Indications outside the Field (including, but not limited to, matters relating to Product formulation and safety), Dyax shall have the final decision-making authority; on any matter that is reasonably likely to materially and adversely impact the safety profile of a Product in Indications inside the Field (including, but not limited to, matters relating to Product formulation and safety), Cubist shall have the final decision-making authority; provided, that if the Parties maintain their disagreement on whether such matter is reasonably likely to materially and adversely impact the safety profile of the Product, then either Party may refer the matter to arbitration pursuant to Section 13.3 to resolve such disagreement;

(d)                                 notwithstanding the foregoing provisions of this Section 13.2, neither Party shall have final decision-making authority pursuant to this Section 13.2 with respect to matters (i) over which the other Party is expressly allocated final decision-making authority elsewhere in this Agreement and (ii) for which this Agreement expressly provides that a decision shall not be made without the approval or consent of the other Party;  and

(e)                                  unless otherwise provided for specifically in this Agreement, Dyax may []* or Commercialization of a Product or Cubist Product in the Field, and Cubist may []*; provided, that if the Parties disagree as to whether an action by a Party is []* to the extent described in this Section 13.2(e), then either Party may refer the matter to arbitration pursuant to Section 13.3 to resolve such disagreement.

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

13.3         Arbitration.  Any dispute arising out of or relating to this Agreement that is not finally resolved through the provisions of Section 13.1 or Section 13.2, including without limitation the interpretation of this Agreement and any breach or alleged breach of this Agreement, shall be resolved through binding arbitration as described below; provided, that specific matters for which this Agreement expressly provides that a decision shall not be made without the approval or consent of one or both of the Parties shall not be subject to resolution under this Section 13.3, unless the Agreement specifies that the reasonableness or unreasonableness of such Party’s approval or consent shall be decided pursuant to this Article XIII Furthermore, the following procedures will apply to all arbitration proceedings pursuant to this Agreement:

(a)                                  A Party may submit such dispute to arbitration by notifying the other Party, in writing, of such dispute.  Within thirty (30) days after receipt of such notice, the Parties shall designate in writing a single arbitrator to resolve the dispute; provided, however, that if the Parties cannot agree on an arbitrator within such thirty (30)-day period, the arbitrator shall be selected by the Boston, Massachusetts office of the American Arbitration Association.  The arbitrator shall be a lawyer knowledgeable and experienced in the law concerning the subject matter of the dispute and a technical expert in the applicable field if the subject matter of the dispute involves a technical issue, and shall not be an Affiliate, employee, consultant, officer, director or stockholder of either Party or of a Related Party of either Party.

(b)                                 Within thirty (30) days after the designation of the arbitrator, the arbitrator and the Parties shall meet, at which time the Parties shall be required to set forth in writing all disputed issues and a proposed ruling on the merits of each such issue.

(c)                                  The arbitrator shall set a date for a hearing, which shall be no later than forty-five (45) days after the submission of written proposals pursuant to Section 13.3(b), to discuss each of the issues identified by the Parties.  The Parties shall have the right to be represented by counsel.  Except as provided herein, the arbitration shall be governed by the Commercial Arbitration Rules of the American Arbitration Association; provided, however, that the Federal Rules of Evidence shall apply with regard to the admissibility of evidence and the arbitration shall be conducted by a single arbitrator.

(d)                                 The arbitrator shall use his or her best efforts to rule on each disputed issue within thirty (30) days after the completion of the hearings described in this Section 13.3.  The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all Parties.  All rulings of the arbitrator shall be in writing and shall be delivered to the Parties.

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

(e)           The (i) attorneys’ fees of the Parties in any arbitration, (ii) fees of the arbitrator and (iii) costs and expenses of the arbitration shall be borne by the Parties as determined by the arbitrator.

(f)            Any arbitration pursuant to this Section 13.3 (including the meeting under (b) and the hearing under (c) of this Section 13.3) shall be conducted in Boston, Massachusetts.  Any arbitration award may be entered in and enforced by a court in accordance with Section 14.8.

(g)           Nothing in this Section 13.3 shall be construed as limiting in any way the right of a Party to seek injunctive relief with respect to any actual or threatened breach of this Agreement from, or to bring an action in aid of arbitration in, a court in accordance with Section 14.8.  Should any Party seek injunctive relief, then for purposes of determining whether to grant such injunctive relief, the dispute underlying the request for such injunctive relief may be heard by a court in accordance with Section 14.8.

(h)           The arbitrator shall not award damages excluded pursuant to Section 11.10.

ARTICLE XIV

MISCELLANEOUS

14.1         Choice of Law.  This Agreement shall be governed by and interpreted under, and any court action in accordance with Section 14.8 shall apply, the laws of the Commonwealth of Massachusetts excluding its conflicts of laws principles.  The Parties agree that the United Nations Conventions on Contracts for the International Sale of Goods, the 1974 Convention on the Limitation Period in the International Sale of Goods, and the Protocol amending such 1974 Convention, done at Vienna April 11, 1980, shall not apply to this Agreement.

14.2         Notices.  Any notice or report required or permitted to be given or made under this Agreement by one of the Parties to the other shall be in writing and shall be deemed to have been delivered upon personal delivery or (a) four days after deposit in the mail or the business day next following deposit with a reputable overnight courier and (b) in the case of notices provided by facsimile (which notice shall be followed immediately by an additional notice pursuant to clause (a) above if the notice is of a default hereunder), upon completion of transmissions to the addressee’s facsimile number, as follows (or at such other addresses or facsimile numbers as may have been furnished in writing by one of the Parties to the other as provided in this Section 14.2):

If to Dyax:	Dyax Corp.
300 Technology Square
Cambridge, Massachusetts 02139
U.S.A.

	Attention:	Chief Executive Officer
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*Confidential Treatment Requested.  Omitted portions filed with the Commission.

With a copy to:	Dyax Corp.
300 Technology Square
Cambridge, Massachusetts 02139

	Attention:	General Counsel
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If to Cubist:	Cubist Pharmaceuticals, Inc.
65 Hayden Avenue
Lexington, Massachusetts 02421

	Attention:	General Counsel
	Facsimile No.:	(781) 860-1407

With a copy to:	Ropes & Gray LLP
One International Place
Boston, Massachusetts 02110-2624

	Attention:	Marc A. Rubenstein
Facsimile No.: (617) 951-7050

14.3         Construction.  This Agreement has been prepared jointly and shall not be strictly construed against either Party.  Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, or Exhibit shall be deemed to be a reference to any Article, Section, subsection, paragraph, clause, or Exhibit, of or to, as the case may be, this Agreement.  Except where the context otherwise requires, (a) any definition of or reference to any agreement, instrument or other document refers to such agreement, instrument other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any laws refers to such laws as from time to time enacted, repealed or amended, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof, and (d) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to,” “without limitation” or words of similar import.

14.4         Severability.  If, under Applicable Law, any provision of this Agreement is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement (such invalid or unenforceable provision, a “Severed Clause”), it is mutually agreed that this Agreement shall endure except for the Severed Clause.  The Parties shall consult one another and use their commercially reasonable efforts to agree upon a valid and enforceable provision that is a reasonable substitute for the Severed Clause in view of the intent of this Agreement.

14.5         Captions.  All captions herein are for convenience only and shall not be interpreted as having any substantive meaning.

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

14.6         Entire Agreement; Integration.  This Agreement (together with all Exhibits) constitutes the entire agreement between the Parties hereto with respect to the within subject matter and supersedes all previous agreements, whether written or oral.  This Agreement may be amended only in writing signed by properly authorized representatives of each of Dyax and Cubist.

14.7         Independent Contractors; No Agency.  Neither Party shall have any responsibility for the hiring, firing or compensation of the other Party’s employees or for any employee benefits.  No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party’s written approval.  For all purposes, and notwithstanding any other provision of this Agreement to the contrary, Cubist’s legal relationship under this Agreement to Dyax shall be that of independent contractor.

14.8         Submission to Jurisdiction.  Each Party (a) submits to the exclusive jurisdiction of the state and federal courts sitting in Boston, Massachusetts, with respect to actions or proceedings arising out of or relating to this Agreement in which a Party brings an action in aid of arbitration, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court, other than an action or proceeding seeking injunctive relief or brought to enforce an arbitration ruling issued pursuant to Section 13.3.  Each Party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other Party with respect thereto.  Each Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 14.2.  Nothing in this Section 14.8, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

14.9         Assignment; Successors.  Neither Dyax nor Cubist may assign this Agreement in whole or in part, nor any rights hereunder, without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided that either Party may assign this Agreement to:  (a) an Affiliate on the condition that the assigning Party shall remain primarily liable hereunder for the prompt and punctual payment and performance of all obligations of the assignee or (b) a Third Party in connection with a sale or transfer of all or substantially all of the assigning Party’s business or assets to which this Agreement relates.  Dyax and its Affiliates may only assign Dyax Intellectual Property subject to Cubist’s rights under this Agreement that relate to such Dyax Intellectual Property and only if the assignee of such rights agrees in writing to be bound accordingly.  Any assignment made other than in accordance with the immediately preceding sentences shall be wholly void and invalid, and the assignee in any such assignment shall acquire no rights whatsoever, and the non-assigning Party shall not recognize, nor shall it be required to recognize, such assignment.  This Section 14.9 limits both the right and the power to assign this Agreement and/or rights under this Agreement.  This Agreement shall be binding upon, and shall inure to the benefit of, all permitted successors and assigns.

14.10       Execution in Counterparts; Facsimile Signatures.  This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument even if both Parties have not executed the same counterpart.  Signatures provided by facsimile transmission shall be deemed to be original signatures.

14.11       Waiver.  The waiver by either Party hereto of any right hereunder, or of the failure of the other Party to perform, or of a breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.

14.12       Performance by Affiliates.  To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligations.  Either Party may use one or more of its Affiliates to perform its obligations and duties hereunder and Affiliates of a Party are expressly granted certain rights herein; provided that each such Affiliate shall be bound by the corresponding obligations of such Party and the Parties shall remain liable hereunder for the prompt payment and performance of all their respective obligations hereunder.

14.13       Force Majeure.  Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in performing any obligation under this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, but not limited to, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party.  The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

14.14       Export Control.  This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America or other countries which may be imposed by Applicable Law from time to time.  Each Party agrees that it shall not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval under Applicable Law, without first obtaining the written consent to do so from the appropriate agency or other governmental entity.

14.15       Costs.  Each Party shall bear its own legal costs of and incidental to the preparation, negotiation and execution of this Agreement.

14.16       Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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*Confidential Treatment Requested.  Omitted portions filed with the Commission.

IN WITNESS WHEREOF, Dyax and Cubist have caused this Agreement to be duly executed by their authorized representatives under seal, effective as of the date first above written.

DYAX CORP.

By:	/s/ Henry E. Blair
Name: Henry E. Blair
Title: Chairman, CEO and President

CUBIST PHARMACEUTICALS, INC.

By:	/s/ Michael W. Bonney
Name: Michael W. Bonney
Title: President and CEO

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

EXHIBIT A

Amino Acid Sequence of DX-88

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*Confidential Treatment Requested. Omitted portions filed with the Commission.

EXHIBIT B

Existing Dyax Patent Rights

MATTER	SERIAL	PATENT	PUBL	TITLE	STATUS	ISSUE

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*Confidential Treatment Requested. Omitted portions filed with the Commission.

EXHIBIT C

Dyax Clinical Trials

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*Confidential Treatment Requested. Omitted portions filed with the Commission.

EXHIBIT D

Agreements with Material Provisions

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*Confidential Treatment Requested. Omitted portions filed with the Commission.

EXHIBIT E

Product Competitors

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*Confidential Treatment Requested. Omitted portions filed with the Commission.

EXHIBIT F

Transferred Materials

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*Confidential Treatment Requested. Omitted portions filed with the Commission.

EXHIBIT G

Ongoing Phase II Study Budget

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*Confidential Treatment Requested. Omitted portions filed with the Commission.

EXHIBIT H

Form of Joint Press Release

Dyax Contacts:	Cubist Contact:
Ivana Magovevi-Liebisch	Eileen C. McIntyre
Executive Vice President of	Senior Director, Corporate
Administration and General Counsel	Communications
(617) 250-5759	(781) 860-8533
imagovcevic@dyax.com	eileen.mcintyre@cubist.com

Nicole Jones
Director, Investor Relations
(617) 250-5744
njones@dyax.com

Dyax Corp. and Cubist Pharmaceuticals, Inc. Sign Development and
Commercialization Agreement for DX-88 Surgical Indications

Cambridge, MA, and Lexington, MA, April 24, 2008 – Dyax Corp. (NASDAQ: DYAX) and Cubist Pharmaceuticals, Inc. (NASDAQ: CBST) today announced that they have signed an exclusive license and collaboration agreement for the development and commercialization of the intravenous formulation of DX-88 for the prevention of blood loss during surgery in North America and Europe.

Dyax will receive a $15 million upfront payment, an additional $2.5 million milestone payment in 2008 and is eligible to receive up to an additional $214 million in clinical, regulatory and sales-based milestone payments.  Dyax is also entitled to receive tiered, double-digit royalties based on sales of DX-88 by Cubist. The agreement provides an option for Dyax to retain certain US co-promotion rights. Going forward, Cubist will be responsible for costs associated with the ongoing DX-88 on-pump cardiothoracic surgery (CTS) Phase 2 trial, known as Kalahari 1, as well as all further development costs associated with DX-88 in the licensed indications in the Cubist territory

*Confidential Treatment Requested. Omitted portions filed with the Commission.

Dyax retains exclusive rights to DX-88 in all other indications, including its hereditary angioedema program, currently in its second Phase 3 trial, as well as for the manufacturing of DX-88.   Dyax also plans to develop DX-88 in other angioedemas.

“Cubist brings a wealth of clinical resources and commercial expertise in the development of a hospital-based therapy, which will serve to maximize the potential of DX-88 in the prevention of blood loss during surgery,” commented Henry E. Blair, Chairman, President and Chief Executive Officer of Dyax.  “Furthermore, this partnership validates DX-88’s potential as a multi-indication franchise and underlines the tremendous possibilities of this valuable asset.”

“DX-88 immediately leverages our strong acute care clinical development and regulatory capabilities. Assuming approval, it will be an excellent fit with our proven acute care commercial infrastructure as well,” commented Mike Bonney, President and CEO of Cubist.  “As a potent plasma kallikrein inhibitor, DX-88 has the potential to be a breakthrough therapy in reducing blood loss and inflammation in multiple surgical indications. There is a serious unmet medical need and a large market opportunity for a successful therapy here.”

About DX-88 in Surgery

DX-88, a Dyax-discovered potent inhibitor of plasma kallikrein, is being tested in an ongoing Phase 2 clinical trial (Kalahari 1) evaluating DX-88 in the prevention of blood loss during on-pump CTS, which includes coronary artery bypass graft (CABG) and heart valve and replacement procedures.  The trial followed the completion of a Phase 1/2 proof-of-concept trial for the prevention of blood loss during high risk CABG surgery.

About Dyax

Dyax is focused on advancing novel biotherapeutics for unmet medical needs, with an emphasis on oncology and inflammatory indications.  Dyax utilizes its proprietary drug discovery technology to identify antibody, small protein and peptide compounds for clinical development.

Dyax’s lead product candidate is DX-88, a recombinant small protein that is currently in clinical trials for its therapeutic potential in two separate indications.  Dyax has completed three Phase 2 trials and a Phase 3 trial of DX-88 for the treatment of hereditary angioedema (HAE).  A second Phase 3 trial, known as EDEMA4, is currently being conducted under a Special Protocol Assessment (SPA).  DX-88 has orphan drug designation in the U.S. and E.U., as well as Fast Track designation in the U.S. for the treatment of acute attacks of HAE.

*Confidential Treatment Requested. Omitted portions filed with the Commission.

Dyax identified DX-88 and other compounds in its pipeline using its patented phage display technology, which rapidly selects compounds that bind with high affinity and specificity to therapeutic targets.  Dyax leverages this technology broadly with over 70 revenue generating licenses and collaborations for therapeutic discovery, as well as in non-core areas such as affinity separations, diagnostic imaging, and research reagents.

Dyax is headquartered in Cambridge, Massachusetts, and has antibody discovery facilities in Liege, Belgium.  For online information about Dyax Corp., please visit www.dyax.com.

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment.  In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a new class of anti-infectives called lipopeptides.  As announced today, Cubist is developing DX-88, a clinical stage compound in-licensed from Dyax Corp., as an IV therapy for use in reducing blood loss and inflammation in CTS. The Cubist product pipeline also includes pre-clinical programs that address unmet medical need in Gram-positive infections, Gram-negative infections, CDAD (Clostridium difficile-associated diarrhea), and HCV (Hepatitis C infections.)  Cubist is headquartered in Lexington, MA.  Additional information can be found at Cubist’s web site at www.cubist.com.

Dyax Disclaimer

This press release contains forward-looking statements, including statements regarding the expected benefits and milestone and royalty payments from Dyax’s collaboration agreement with Cubist for the intravenous formulation of DX-88 for the prevention of blood loss during surgery.  Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which Dyax competes.  The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements.  Important factors which may affect the expected benefits of Dyax’s collaboration with Cubist include the risks that: Dyax’s future benefits from this collaboration will depend on the efforts and priorities of Cubist, which may be subject to changes in Cubist’s business direction or priorities; DX-88 may not show sufficient therapeutic effect or an acceptable safety profile in clinical trials for the prevention of blood loss during surgery or could take a significantly longer time to gain regulatory approval and market acceptance than Dyax or Cubist expects or may never gain such approval or acceptance; others may develop technologies

*Confidential Treatment Requested. Omitted portions filed with the Commission.

or products superior to or on the market before DX-88 for the prevention of blood loss during surgery; and other risk factors described or referred to in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Dyax undertakes no obligations to update or revise these statements, except as may be required by law.  Dyax specifically disclaims responsibility for information describing Cubist and its business other than the collaboration agreement with Dyax.

Dyax, the Dyax logo and EDEMA4 are registered trademarks and service marks of Dyax Corp.  Kalahari 1 is a service mark of Dyax Corp.

Cubist Safe Harbor Statement

This press release contains forward-looking statements, including statements regarding the development and commercialization of DX-88 for the prevention of blood loss during surgery. There are many factors that could cause actual results to differ materially from those in these forward-looking statements. These factors include the following: (i) DX-88 may not show sufficient therapeutic effect or an acceptable safety profile in clinical trials in Cubist’s field; (ii) clinical trials of DX-88 may not be successful or conducted in a timely manner; (iii) DX-88 could take a significantly longer time to gain regulatory approval and market acceptance than Cubist or Dyax expects or may never gain such approval or acceptance in Cubist’s field; (iv) others may develop technologies or products superior to, and/or which reach the market before, DX-88 in Cubist’s field; (v) technical difficulties or excessive costs relating to the manufacture of DX-88; (vi) a smaller market for DX-88 in Cubist’s field than Cubist currently anticipates; (vii) Cubist and Dyax may not be  able to maintain and enforce the intellectual property protecting DX-88; and (viii) other unanticipated or unexpected risks that may be encountered with respect to the development, manufacture or commercialization of DX-88.  Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cubist’s recent filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.  These statements speak only as of the date of this release, and Cubist undertakes no obligation to update or revise these statements, except as may be required by law.  Cubist specifically disclaims responsibility for information describing Dyax and its business other than the collaboration agreement with Cubist.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.

*Confidential Treatment Requested. Omitted portions filed with the Commission.

EXHIBIT I

List of European Countries

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*Confidential Treatment Requested. Omitted portions filed with the Commission.

EXHIBIT J

Existing Agreements with Financial Obligations

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*Confidential Treatment Requested. Omitted portions filed with the Commission.

EXHIBIT K

Existing Dyax Patent Rights That Were Filed Due to New Rules

MATTER	SERIAL	PATENT	PUBL	TITLE	STATUS	ISSUE

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*Confidential Treatment Requested. Omitted portions filed with the Commission.